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                                                                     EXHIBIT 2.1

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                              AMENDED AND RESTATED


                        ASSET SALE AND PURCHASE AGREEMENT


                                      AMONG


                              KC ACQUISITION, INC.,

                                    as Buyer

                                       AND


                              FARMLAND FOODS, INC.

                                       and

                           FARMLAND INDUSTRIES, INC.,

                             Debtors-in-Possession,

                                   as Sellers

                          Dated as of October 12, 2003

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                               TABLE OF CONTENTS
                               -----------------

SECTION 1.  DEFINITIONS........................................................2

SECTION 2.  PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES..................12

   2.1   Transferred Assets...................................................12
   2.2   Liabilities..........................................................13
   2.3   Excluded Assets......................................................14
   2.4   Pension Plan Assignment and Assumption...............................16

SECTION 3.  DEPOSIT AND PURCHASE PRICE........................................16

   3.1   Deposit..............................................................16
   3.2   The Purchase Price and Allocation....................................17
   3.3   Payment of the Closing Purchase Price................................17
   3.4   Final Net Working Capital Calculation................................17

SECTION 4.  CLOSING...........................................................19

   4.1   Closing Date.........................................................19
   4.2   Transfer of Assets...................................................20
   4.3   Prorations as of the Closing Date....................................21
   4.4   Capital Improvement and Expenditure Program..........................21

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLERS.........................22

   5.1   Authorization for Agreement and Consent..............................22
   5.2   Organization.........................................................22
   5.3   Real Estate..........................................................22
   5.4   Litigation...........................................................24
   5.5   No Finder's Fee......................................................25
   5.6   Financial Statements.................................................25
   5.7   Legal Compliance.....................................................25
   5.8   Environmental Laws...................................................25
   5.9   No Violations........................................................27
   5.10  Tangible Property....................................................27
   5.11  Taxes................................................................27
   5.12  Employee Benefit Plans and Pension...................................28
   5.13  Intellectual Property................................................29
   5.14  Contracts and Cure Amounts...........................................30
   5.15  Conduct of Business..................................................30
   5.16  Insurance............................................................31
   5.17  Orders, Commitments and Returns......................................31
   5.18  Sufficiency of Assets................................................31
   5.19  Industries SEC Reports...............................................31

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SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR.............32

   6.1   Authorization for Agreement and Consents.............................32
   6.2   Organization.........................................................32
   6.3   No Violation.........................................................32
   6.4   Finder's Fees........................................................32
   6.5   No Litigation........................................................32
   6.6   No Financing Contingency.............................................33
   6.7   No Rights or Options to Purchase.....................................33
   6.8   Knowledge............................................................33

SECTION 7.  COVENANTS.........................................................33

   7.1   Sellers' Chapter 11 Bankruptcy Case..................................33
   7.2   Sellers' Employees...................................................34
   7.3   Access...............................................................36
   7.4   HSR Act..............................................................37
   7.5   Permits and Consents.................................................38
   7.6   Title Commitments and Buyer's Surveys................................38
   7.7   Sales and Transfer Taxes.............................................39
   7.8   Affiliate Rights.....................................................39
   7.9   Conduct of the Business Pending the Closing..........................39
   7.10  Public Announcements.................................................40
   7.11  Releases of Guarantees...............................................40
   7.12  Audited Financial Statements.........................................40
   7.13  Books and Records; Personnel.........................................40

SECTION 8.  TAX MATTERS.......................................................41

   8.1   Sales and Transfer Taxes.............................................41
   8.2   Cooperation on Tax Matters...........................................41
   8.3   Tax Clearance Certificates...........................................41
   8.4   IRS Form 8594........................................................41

SECTION 9.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.......................41

   9.1   Representations and Warranties True..................................42
   9.2   Compliance with Agreement............................................42
   9.3   Bankruptcy Court Approval............................................42
   9.4   Status of Title and Survey...........................................42
   9.5   Non-Competition Law..................................................42
   9.6   No Order.............................................................43
   9.7   No Material Adverse Effect...........................................43

SECTION 10. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS......................43

   10.1  Representations and Warranties True..................................43
   10.2  Compliance with Agreement............................................43
   10.3  Non-Competition Law..................................................44
   10.4  Bankruptcy Court Approval............................................44
   10.5  No Order.............................................................44

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SECTION 11. RELEASE AND INDEMNITY.............................................44

SECTION 12. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS
            AND WARRANTIES....................................................45

SECTION 13. TERMINATION, BREAK-UP FEE AND REMEDIES............................45

   13.1  Termination and Abandonment..........................................45
   13.2  Break-up Fee.........................................................46
   13.3  BUYER'S REMEDIES.....................................................46
   13.4  SELLERS' REMEDIES....................................................47
   13.5  Release of HSR Deposit...............................................47

SECTION 14. MISCELLANEOUS.....................................................48

   14.1  Expenses.............................................................48
   14.2  Further Assurances...................................................48
   14.3  Inform of Litigation.................................................48
   14.4  Assignment...........................................................48
   14.5  Governing Law........................................................48
   14.6  Amendment and Modification...........................................49
   14.7  Notices..............................................................49
   14.8  Entire Agreement.....................................................50
   14.9  Successors...........................................................50
   14.10 Counterparts.........................................................50
   14.11 Headings.............................................................50
   14.12 Schedules............................................................50
   14.13 Jurisdiction.........................................................51
   14.14 Severability.........................................................51
   14.15 Construction.........................................................51

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                              AMENDED AND RESTATED
                        ASSET SALE AND PURCHASE AGREEMENT

          THIS AMENDED AND RESTATED ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into this 12/th/ day of October, 2003, by and among FARMLAND FOODS, INC., Debtor-in-Possession, a Kansas corporation ("Foods") and FARMLAND INDUSTRIES, INC., Debtor-in-Possession, a Kansas cooperative corporation ("Industries"; and Industries together with Foods hereinafter collectively referred to as the "Sellers"), and KC ACQUISITION, INC., a Delaware corporation (hereinafter referred to as "Buyer") and wholly owned subsidiary of SMITHFIELD FOODS, INC., a Virginia corporation ("Smithfield"); this Agreement amends and restates in its entirety that certain Asset Sale and Purchase Agreement, dated as of July 14, 2003, by and among the Sellers and Buyer (the "Original Agreement").

          WITNESSETH:

          WHEREAS, Foods, a subsidiary of Industries, operating in conjunction with the livestock production group of Industries, is an integrated pork-processing company which sells fresh and processed pork into retail, foodservice, industrial and international channels (the "Business");

          WHEREAS, Sellers desire to sell, assign, transfer and convey to Buyer substantially all of the properties and assets and certain liabilities constituting the Business, and Buyer desires to acquire such properties, assets and liabilities, all upon the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

          WHEREAS, Sellers are currently in possession of their assets as Debtors-in-Possession pursuant to Title 11, U.S. Code, in the Chapter 11 administratively consolidated cases of Industries and its filing subsidiaries, Case No. 02-50557-JWV (hereinafter referred to as the "Bankruptcy Cases"), presently pending in the United States Bankruptcy Court for the Western District of Missouri (Kansas City) (hereinafter referred to as the "Bankruptcy Court"), and Sellers, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

          WHEREAS, the Auction (as defined in the Bidding Procedures Order) was held on October 12, 2003, and, at the conclusion of the Auction, Sellers notified Buyer that it was the Successful Offeror (as defined in the Bidding Procedures Order), and that Buyer's final bid had been determined by the Sellers to be the Final Accepted Offer (as defined in the Bidding Procedures Order);

          WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety as set forth herein, to reflect the terms of the Final Accepted Offer;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

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SECTION 1.       DEFINITIONS.
                 ------------

          The following terms used in this Agreement shall have the following meanings:

          "Adjustment Report" has the meaning assigned to such term in Section
3.4 of this Agreement.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

          "Agencies" and "Agency" have the meaning assigned to such terms in
Section 7.4(a) of this Agreement.

          "Alternative Minimum Purchase Price" has the meaning assigned to such term in Section 4.d) of the Bid Procedures Attachment attached as Exhibit K to this Agreement.

          "Alternative Transaction" means any direct or indirect sale, transfer or other disposition of all or any portion of the Transferred Assets, in either case in one or more transactions with one or more parties.

          "Applicable Law" means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

          "Approval Order" means an Order or Orders of the Bankruptcy Court that, among other things, (a) approves, pursuant to Section 363(b) of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, and the other instruments and agreements contemplated hereby, (ii) the sale of the Transferred Assets to Buyer on the terms set forth herein and
(iii) the performance by Sellers of their obligations under this Agreement; (b) finds that (i) due and proper notice has been afforded in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of the Bankruptcy Court and the orders of the Bankruptcy Court, including without limitation to all parties to any Executory Contracts to be assumed and assigned to Buyer under the terms of this Agreement; (ii) Buyer is a good faith purchaser as that term is used in 11 U.S.C. Section363(m); (iii) Buyer has not engaged in collusive bidding or otherwise violated the provisions of 11 U.S.C. Section363(n); (iv) title to the Transferred Assets shall vest in Buyer free and clear of all liens, security interests and other Encumbrances, except for the Permitted Encumbrances; and (v) Buyer does not constitute a successor to either Seller and is not subject to successor liability under applicable non-bankruptcy Law; (c) authorizes and directs Sellers, pursuant to Section 365 of the Bankruptcy Code, (i) to assume and assign any Executory Contracts that Buyer agrees to have assigned to it under the terms of this Agreement prior to the Closing Date; and (ii) to pay any and all Cure Amounts arising from or relating to the assumption and assignment of such Executory Contracts;

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(d) provides that pursuant to Section 1146(c) of the Bankruptcy Code, the transfer of the Transferred Assets pursuant to the Agreement shall not be taxed under any law imposing a stamp tax or any other similar tax, and further that the recordation of any instruments (including bills of sale, leases, assignments and amendments thereto) to evidence the sale shall not be subject to any transfer, recordation, stamp or similar tax in accordance with Section 1146(c) of the Bankruptcy Code; and (e) is in all other respects reasonably satisfactory to Buyer.

          "Assumed Liabilities" has the meaning assigned to such term in Section
2.2 of this Agreement.

          "Bank Group" means the DIP Lenders as defined in that certain First Amended and Restated Debtor-in-Possession Credit Agreement and Adequate Protection Stipulation dated as of June 5, 2002 by and among Industries and Foods, as borrowers, the material subsidiaries of the borrowers, the financial institutions party thereto, and Deutsche Bank Trust Company Americas, as agent, as amended by that certain First Amendment to First Amended and Restated Debtor-in-Possession Credit Agreement and Adequate Protection Stipulation dated as of January 8, 2003 and the financial institutions party to Sellers' Credit Agreement dated as of February 7, 2002, as amended.

          "Bankruptcy Cases" has the meaning assigned to such term in the third recital of this Agreement.

          "Bankruptcy Code" means the United States Bankruptcy Code, as amended.

          "Bankruptcy Court" has the meaning assigned to such term in the third recital of this Agreement.

          "Bid Procedures Attachment" means the Auction and Bid Procedures attached as Exhibit K to this Agreement.

          "Bidding Procedures Motion" means the motion filed by Sellers with the Bankruptcy Court seeking, among other things, the entry of the Bidding Procedures Order.

          "Bidding Procedures Order" means the Order of the Bankruptcy Court attached as Exhibit L to this Agreement.

          "Bondholders Committee" means the official committee of bondholders established in the Bankruptcy Cases.

          "Break-up Fee" means an amount equal to $10,000,000 to be paid by Sellers to Buyer under the circumstances set forth in and in accordance with
Section 13.2 of this Agreement.

          "Business" has the meaning assigned to such term in the first recital of this Agreement.

          "Business Day" means any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in New York, New York.

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          "Buyer" has the meaning assigned to such term in the preamble to this
Agreement.

          "Buyer Released Parties" has the meaning assigned to such term in
Section 11 of this Agreement.

          "Buyer's Surveys" has the meaning assigned to such term in Section 7.6 of this Agreement.

          "Capital Improvements Agreement" has the meaning assigned to such term in Section 4.4 of this Agreement.

          "Closing" means the closing of the transactions contemplated by this Agreement.

          "Closing Date" has the meaning assigned to such term in Section 4.1 of this Agreement.

          "Closing Payment" has the meaning assigned to such term in Section 3.3 of this Agreement.

          "Closing Purchase Price" has the meaning assigned to such term in
Section 3.3 of this Agreement.

          "COBRA" has the meaning assigned to such term in Section 7.2(d) of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" has the meaning assigned to such term in Section 5.14 of this Agreement.

          "Creditors Committee" means the official unsecured creditors committee established in the Bankruptcy Cases.

          "Cure Amounts" means all payments required to be made in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Sellers and assignment to Buyer of the Executory Contracts constituting Assumed Liabilities under Section 2.2 of this Agreement.

          "Deposit" has the meaning assigned to such term in Section 3.1 of this Agreement.

          "Deposit Escrow Agreement" has the meaning assigned to such term in
Section 3.1 of this Agreement.

          "Destruction Notice" has the meaning assigned to such term in Section
7.13 of this Agreement.

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          "Disclosure Schedule" means the exhibit attached hereto and made a part hereof containing the various exceptions to the representations, warranties and covenants of Sellers contemplated by the provisions of this Agreement.

          "Effective Time" has the meaning assigned to such term in Section 4.2 of this Agreement.

          "Encumbrance" means (a) any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, or other encumbrance of any type or nature, option or defect in title of every type and description, whether imposed by law, agreement, understanding or otherwise, including, without limitation,
(i) all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code, (ii) any and all liens of the PBGC, the EPA or any other Governmental Authority with respect to the Transferred Assets, and (iii) any and all liens arising under any federal or state employment or labor law, or under ERISA or under any successor liability law; (b) violations of set-back requirements or similar violations; or (c) any other issues related to title, survey or zoning with respect to the Real Estate included as part of the Transferred Assets.

          "Environmental Condition" means any condition existing on, at or originating from, real property which constitutes (a) a release on, at or from such property of any Hazardous Substances which could reasonably be expected to result in an Environmental Liability or (b) a violation of any Environmental Laws or any Environmental Permits.

          "Environmental Laws" means all present and future Laws, requirements under permits issued with respect thereto, and other requirements of any appropriate Governmental Authorities relating to the environment, or to any Hazardous Substance or to any activity involving Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (CERCLA), the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j, as all of the foregoing may be amended from time to time.

          "Environmental Liabilities" means those liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys' and experts' fees whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature arising directly or indirectly out of or as a consequence of the actual or suspected use, storage, handling, generation, transportation, manufacture, production, release, discharge, emission, disposal or presence of Hazardous Substances on, in, under or about the Real Estate included as part of the Transferred Assets, or the air, soil or groundwater thereof by the Seller Released Parties or any other Person, including, without limitation, any and all costs incurred due to any investigation of such Real Estate or any cleanup, remediation, removal or restoration mandated by or pursuant to any Environmental Laws, and arising from or related to, or in any way connected with, the Transferred Assets.

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          "Environmental Permits" has the meaning assigned to that term in
Section 5.8(a) of this Agreement.

          "Environmental Reports" has the meaning assigned to such term in
Section 5.8(a) of this Agreement.

          "EPA" means the United States Environmental Protection Agency.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" has the meaning assigned to such term in Section 3.1 of this Agreement.

          "Estimated Net Working Capital Calculation" has the meaning assigned to such term in Section 3.3 of this Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning assigned to such term in Section 2.3 of this Agreement.

          "Executory Contracts" has the meaning assigned to such term in Section
2.2 of this Agreement.

          "Final Net Working Capital Calculation" has the meaning assigned to such term in Section 3.4 of this Agreement.

          "Financial Statements" has the meaning assigned to such term in
Section 5.6 of this Agreement.

          "Foods" has the meaning assigned to such term in the preamble to this Agreement.

          "Foods Employees" has the meaning assigned to such term in Section 7.2 of this Agreement.

          "Form" has the meaning assigned to such term in Section 7.4(a) of this Agreement.

          "GAAP" has the meaning assigned to such term in Section 5.6 of this Agreement.

          "Governmental Authority" means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any United States or foreign federal, state or local government, including any governmental authority, agency, department, board, commission or instrumentality of such government or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, and shall include the Bankruptcy Court.

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          "Guaranteed Indebtedness" has the meaning assigned to such term in
Section 7.11 of this Agreement.

          "Hazardous Substances" means any chemical, compound, material, mixture, living organism or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any "Environmental Laws" as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity, including any petroleum, petroleum products, polychlorinated biphenyls ("PCBs"), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

          "Hired Employees" has the meaning assigned to such term in Section 7.2(a) of this Agreement.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HSR Deposit" has the meaning assigned to such term in Section 3.1 of this Agreement.

          "Identified Site" has the meaning assigned to such term in Section 5.8 of this Agreement.

          "Independent Auditors" has the meaning assigned to such term in
Section 3.4(c) of this Agreement.

          "Industries" has the meaning assigned to such term in the preamble to this Agreement.

          "Industries SEC Reports" means (a) Industries' Annual Report on Form 10-K for the fiscal year ended August 31, 2002, filed by Industries with the SEC, and (b) Industries' Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2002, February 28, 2003 and May 31, 2003, filed by Industries with the SEC, in which, as a result of Industries' changing management structure, and effective from and after September 1, 2002, pork marketing and beef marketing are presented as separate segments rather than as components of the refrigerated foods segment.

          "Intellectual Property" means all intellectual property and proprietary rights in the U.S. and any other country, including, without limitation, the following: (a) all inventions, patents and patent applications, and any reissues, extensions, divisions, continuations and continuations-in-part; (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, and all works of authorship, including all content, text, marketing and sales materials, brochures and collateral; (d) all trade secrets and confidential business information (including ideas, concepts, research and development, know-how, formulae, compositions, designs, drawings, specifications, customer and supplier lists, financial information and models, pricing and cost information and business and market plans and proposals); (e) all data, databases, Software, and related manuals and documentation; and (f) all websites and related content (including, without limitation, underlying Software, URLs, IP addresses and domain names, domain name registrations and renewals).

          "Inventory" means all livestock (including unborn, suckling, nursery and finishing pigs and all breeding stock), genetic lines and any associated biological materials, all inventories of feeds (including pre-purchased grain and feed ingredients), injectable and other treatments and similar materials, and any other raw materials, work-in-progress and finished goods, wherever located (including items in transit) owned by either Seller and used in the operation of the Business as presently conducted.

          "IRS" means the Internal Revenue Service of the United States of America.

          "Knowledge" means (a) with respect to Buyer, the actual knowledge after due inquiry of the executive officers of Buyer and Smithfield, and (b) with respect to Sellers, the actual knowledge after due inquiry of the following individuals: Brian Hennessy, Marc Kuemmerlein, Steven Rhodes, George Richter, Robert Schuller, and Robert Terry and, except with respect to the provisions of
Section 7.4 of this Agreement, those persons who, at any time after May 31, 2002, were managers of plants identified on Exhibit A constituting Transferred Assets (which persons are identified as such plant managers on Exhibit A) and who remain employees of either of the Sellers as of the date hereof.

          "Law" means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

          "Leases" has the meaning assigned to such term in Section 5.3(a) of this Agreement.

          "Liability" means any liability, obligation, debt or commitment of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Licenses" means all licenses, permits, consents, registrations, certificates and other material governmental or regulatory permits, authorizations, approvals or agreements issued by or with any Governmental Authority that regulates, licenses or otherwise has or asserts jurisdiction over the Business, the Real Estate included as part of the Transferred Assets, or Sellers and used in the operation of the Business as presently conducted and identified on Exhibit A.

          "Material Adverse Effect" means (a) any event, change, or matter in respect of the Business that, individually or in the aggregate, results in or would be reasonably expected to result in a material adverse effect on the results of operations, assets or condition (financial or otherwise) of the Business, taken as a whole, excluding any such event, change or matter to the extent resulting from or arising in connection with (i) the filing of the Bankruptcy Cases, (ii) macro-economic changes or general market-related, political or regulatory changes, unless the Business is impacted by such changes in a manner that is substantially disproportionate when compared with competitive or peer businesses, (iii) outbreak of terrorist activities, hostilities or war, (iv) this Agreement or the transactions contemplated hereby or the announcement thereof, or (v) the promulgation, enactment, enforcement, administration or other event, change or matter with respect to any Non-Competition Law; or (b) any event, condition or matter, that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder. For purposes of determining whether any event, change or matter constitutes a "Material Adverse Effect" under this definition, the parties agree that (x) the analysis of materiality shall not be limited to a long term perspective, and (y) any event, condition or matter arising out of or relating to the satisfaction, waiver or failure of the conditions set forth in Section 9.5 of this Agreement shall not constitute or be the basis for any determination or assertion of the occurrence of a Material Adverse Effect.

          "Net Working Capital" means the difference between the current assets and current liabilities constituting a portion of the Transferred Assets, as more fully defined and calculated in accordance with Exhibit F to this Agreement.

          "Non-Competition Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Ordinary Course of Business" shall refer to the manner in which the Business has been conducted by Sellers from and after May 31, 2002.

          "Outside Date" means December 15, 2003, unless the number of days from the date of the "Competing Bid Deadline" (as established in the Bidding Procedures Order, as entered by the Bankruptcy Court) to the date of the Auction is less than thirty (30) days and/or the number of days from the date of the Auction to the date of the "Sale Hearing" (as defined in the Bid Procedures Attachment) is less than fifteen (15) days, in which case for each day such period(s) is (are) less than the indicated number of days, the Outside Date shall be one day earlier; provided, however, that the Outside Date shall not be earlier than December 1, 2003, and if the Outside Date as so determined above would not be a Business Day, the Outside Date shall be the next Business Day after such date.

          "Payment Date" has the meaning assigned to such term in Section 3.4(d) of this Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" has the meaning assigned to such term in Section 5.12(b) of this Agreement.

          "Permits" has the meaning assigned to such term in Section 7.5 of this Agreement.

          "Permitted Encumbrances" means (a) all Encumbrances related to the Real Estate owned or leased by either or both of Sellers and used in the operation of the Business that are disclosed or otherwise reflected in the Title Information and the Surveys, except that any mortgages, liens and security interests of any creditors of either Seller that encumber any such Real Estate shall (i) be deemed released from such Real Estate as of the Closing Date, and
(ii) not in any circumstances be or become a liability of Buyer or Smithfield,
(b) liens for property Taxes and assessments that are not yet due and payable as of the Closing (or if delinquent, that are being contested in good faith by Sellers by appropriate proceedings), (c) any obligations or duties affecting the Business or any of the Transferred Assets to the extent created by any Governmental Authority under any Permit, other than Taxes (except to the extent such Taxes are not payable pursuant to the exemption set forth in 11 U.S.C.
Section 1146(c)), (d) the Assumed Liabilities, (e) mechanic's, materialmen's, repairmen's and other statutory liens arising in the ordinary course of business and securing obligations incurred prior to Closing, for which Sellers are and will remain responsible for payment and removal of such liens at or after Closing, (f) the terms, conditions, restrictions, obligations, exceptions, reservations, limitations and other matters contained in any rights of way or documents under which either Seller obtained any rights of way or other property rights, in each case that do not, and will not, interfere materially with the ownership, use, operation or value of the Business or any of the Transferred Assets, (g) easements, restrictive covenants, defects in title and irregularities and other matters that (i) are of record and (ii) do not interfere materially with the ownership, use, operation or value of the Business or any of the Transferred Assets, and (h) all Encumbrances which secure obligations in respect of or otherwise pertain to any Assumed Liabilities.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations and Governmental Authorities, whether or not legal entities.

          "Property Permit" means any permit, license, consent, approval, franchise, certificate of inspection or authority, variance, authorization or order, registration, or any waiver of the foregoing, issued by a Governmental Authority and required, used or held for use in relation to the Transferred Assets, excluding Environmental Permits.

          "Purchase Price" has the meaning assigned to such term in Section 3.2 of this Agreement.

          "Real Estate" means real property, and improvements located on and fixtures incorporated into real property.

          "Rejected Contracts" has the meaning assigned to such term in Section
2.2 of this Agreement.

          "Representatives" has the meaning assigned to such term in Section 7.3 of this Agreement.

          "Required Consents" has the meaning assigned to such term in Section
7.5 of this Agreement.

          "Sale Motion" means the motion to be filed with the Bankruptcy Court by Sellers seeking entry of the Approval Order.

          "SEC" means the United States Securities and Exchange Commission.

          "Seller Released Parties" has the meaning assigned to such term in
Section 11 of this Agreement.

          "Settlement Date" has the meaning assigned to such term in Section 3.4(b) of this Agreement.

          "Smithfield" has the meaning assigned to such term in the preamble to this Agreement.

          "Software" means individually each, and collectively all, of the computer programs, including interfaces and embedded software programs and applications, owned or licensed by either of the Sellers, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto, and used in the Ordinary Course of Business and identified on Exhibit A.

          "Surveys" has the meaning assigned to such term in Section 5.3(a) of this Agreement.

          "Tangible Property" has the meaning assigned to such term in Section
5.10 of this Agreement.

          "Tax" and "Taxes" mean, with respect to any Person, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by Law or otherwise).

          "Tax Returns" means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

          "Title Commitments" has the meaning assigned to such term in Section
7.6 of this Agreement.

          "Title Company" has the meaning assigned to such term in Section 7.6 of this Agreement.

          "Title Information" has the meaning assigned to such term in Section 5.3(a) of this Agreement.

          "Transfer Taxes" has the meaning assigned to such term in Section 8.1 of this Agreement.

          "Transferred Assets" has the meaning assigned to such term in Section
2.1 of this Agreement.

          "Transferred Intellectual Property" has the meaning assigned to such term in Section 5.13(a) of this Agreement.

          "Transition Services Agreement" has the meaning assigned to such term in Section 4.2(a)(iv) of this Agreement.

          "WARN Act" means the Workers Adjustment and Retaining Notification Act, as amended.

          "Warranties" means all rights under any warranties (express or implied), representations and guarantees made by suppliers, manufacturers, and contractors to Sellers in connection with the Transferred Assets or the Business.

          "Working Capital Escrow Account" has the meaning assigned to such term in Section 3.4(d) of this Agreement.

          "Working Capital Escrow Agent" has the meaning assigned to such term in Section 3.4(d) of this Agreement.

          "Working Capital Escrow Agreement" has the meaning assigned to such term in Section 3.4(d) of this Agreement.

SECTION 2.       PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.
                 -------------------------------------------------

          2.1 Transferred Assets. Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date Sellers will sell, assign, transfer and convey to Buyer and Buyer shall purchase and accept from Sellers, all of Sellers' right, title and interest in and to the assets set forth on Exhibit A hereto, wherever located, whether tangible or intangible, as the same shall exist on the Closing Date (the "Transferred Assets"), but not including any Excluded Assets.

          "AS IS" TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO (AND SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TRANSFERRED ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE TRANSFERRED ASSETS OR ANY OTHER ASSET WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL ESTATE OWNED BY SELLERS OR WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL ESTATE, THE VALUE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE TRANSFERRED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE TRANSFERRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSFERRED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TRANSFERRED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE TRANSFERRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TRANSFERRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, BUYER WILL ACCEPT THE TRANSFERRED ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

          2.2 Liabilities. Subject to the terms and conditions of this Agreement, Buyer hereby agrees that, on and as of the Closing Date, Buyer shall assume from Sellers and thereafter pay, perform or discharge in accordance with their terms the following obligations and liabilities of Sellers (collectively called the "Assumed Liabilities"): (a) the obligations of Sellers under the executory contracts and unexpired leases specifically described on Exhibit B hereto (the "Executory Contracts") that, by the terms of such Executory Contracts, arise after the Effective Time, relate to periods following the Effective Time and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Effective Time, which obligations shall not include such amounts for which either Seller is responsible as provided in this Agreement, and (b) the other obligations and liabilities of Sellers specifically described on Exhibit B hereto which are to be observed, paid, discharged or performed, as the case may be, at any time after the Effective Time.

          Sellers shall, however, be solely and exclusively responsible for the payment of any Cure Amounts due with respect to any Executory Contracts listed on Exhibit B, and shall (i) pay all undisputed Cure Amounts with respect to such Executory Contracts on the Closing Date, (ii) contest by appropriate proceedings (as determined by Sellers) all disputed Cure Amounts with respect to such Executory Contracts, and (iii) after resolution of any related dispute, pay the disputed Cure Amounts in accordance with the Bankruptcy Court's order with respect thereto. Buyer shall pay on the Closing Date and shall be solely and exclusively responsible for the payment of all costs and penalties attributable or associated with rejection of any executory contracts and unexpired leases to which either of Sellers is a party specifically designated as such on Exhibit C hereto (the "Rejected Contracts"); provided, however, that Buyer's liability shall in no event exceed the amount payable to counterparties to Rejected Contracts under the Bankruptcy Code or the terms of any plan of reorganization or liquidating plan in the Sellers' Bankruptcy Cases, plus any costs and expenses of Sellers relating to the rejection of such Rejected Contracts. For example, in the event a counterparty to a Rejected Contract has an allowed claim for rejection damages in the Sellers' Bankruptcy Cases for $1 million, but the Sellers' plan of reorganization provides for a dividend payment of 10% for unsecured claims (including rejection damage claims), then Buyer shall be required to pay only $100,000 to such counterparty (and not $1 million), plus any costs and expenses of Sellers in resolving such counterparty's claim. Buyer shall indemnify, hold harmless and defend Sellers from and against all loss, liability, damages, costs and expense (including attorney's fees) arising out of, in connection with or related to (i) rejection of the Rejected Contracts (pursuant to the terms of the Indemnity Agreement attached as Exhibit I), (ii) the Assumed Liabilities, (iii) the ownership or operation of the Transferred Assets after the Closing Date, (iv) any breach of any representations, warranties, covenants or agreements of Buyer hereunder, and (v) any actions, causes of action or proceedings related to clauses (i) - (iv) of this grammatical paragraph of Section 2.2.

          Buyer shall not assume, or in any way be liable or responsible for, any other Liabilities of Sellers which are not specifically assumed herein, and such Liabilities shall be and remain the Liabilities of Sellers to pay and/or discharge.

          2.3 Excluded Assets. The Transferred Assets only include those assets specifically listed on Exhibit A and shall not include any other assets of Sellers, including without limitation, the following (hereinafter collectively called the "Excluded Assets"):

                 (a)  any cash on hand, in banks, and any cash equivalents;

                 (b) any right, title or interest in or to any licenses, trademarks (other than the "Farmland" trademark, the "Carando" trademark, and the "Proud to be Farmer Owned" trademark), patents, patent rights, copyrights, or trade names (other than the trade name "Farmland" and the trade name "Carando") owned or licensed by Sellers, to the extent such assets relate primarily to any businesses or operations affiliated with Industries other than the Business;

                 (c) all claims, rights and causes of action of the Sellers arising under or relating to Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date), including, without limitation, any such claims and actions arising under Sections 544, 545, 547, 548, 549 or 551 of the Bankruptcy Code;

                 (d) Sellers' rights under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof;

                 (e) all insurance proceeds, claims and causes of action of any kind (including, without limitation, proceeds paid or payable in connection with the fire at the Albert Lea, Minnesota facility), all unearned insurance premiums, and all accrued insurance refunds or rebates, but excepting casualty insurance proceeds or claims with respect to the Transferred Assets relating to casualty losses occurring on or after the date of the Original Agreement;

                 (f) any contract (including all insurance policies of Sellers other than the insurance contracts assigned to Buyer pursuant to Section 7.2(e) of this Agreement, and including any post-petition contracts) to which either Seller is a party that is not listed or described on Exhibit B as an Executory Contract;

                 (g) all securities, whether capital stock or debt, of any entity;

                 (h) all rights and claims in or to any refunds or credits of or with respect to any Taxes, assessments or similar charges paid by or on behalf of Sellers, in each case to the extent applicable to any period prior to the Closing (but not any of the foregoing paid by any entity comprising Buyer); provided, however, Sellers shall not take any action to seek any refund of any tax or other payment described in this clause (h) that would impair or impede Buyer's ability to operate the Business post-Closing in the manner in which Sellers operate the Business as of the date hereof or would give rise to any Encumbrance on the Transferred Assets following the Closing;

                 (i) tax records, minute books, stock transfer books and corporate seal of Sellers, and any other books and records relating to the Excluded Assets;

                 (j) all claims arising on or prior to the Closing Date under any directors and officers liability insurance policies owned by Sellers;

                 (k) all claims and causes of action arising on or before the Closing Date that Sellers have against any Affiliate, insider of either Seller or any third party (and any recovery on account thereof), except to the extent that such claims or causes of action (i) may constitute a counterclaim, defense, offset, or recoupment right with respect to affirmative claims (if any) that such third party may assert against Buyer,
     (ii) arise under the Warranties, the Executory Contracts assumed and assigned to Buyer, or the Licenses assigned to Buyer, or (iii) expressly relate to the Transferred Assets reflected in the Final

     Net Working Capital Calculation; provided, however, nothing in this clause
     (k) shall in any event be deemed to eliminate from the Excluded Assets any asset expressly designated as such pursuant to this Section 2.3;

                 (l)  professional retainers paid by Sellers;

                 (m) any letters of credit or similar financial accommodations issued to any third party(ies) for the account of Sellers;

                 (n)  all deposits held by third parties;

                 (o) those assets in the Pension Plan which are not assumed by Buyer in accordance with Section 2.4 of this Agreement; and

                 (p)  those assets, if any, listed on Exhibit C.

          Buyer expressly agrees and understands that Sellers shall not sell, assign, transfer, convey or deliver to Buyer any of the Excluded Assets.

          2.4 Pension Plan Assignment and Assumption. On the Closing Date, Sellers shall cause to be transferred and assigned to Buyer, and Buyer shall accept, adopt and assume, sponsorship of the Pension Plan and all of the liabilities and obligations of Sellers thereunder, including but not limited to the funding of accrued benefits (whether or not vested) for all individuals entitled to such benefits. Pursuant to the foregoing, Sellers and Buyer shall take such action as shall be necessary to amend the Pension Plan, and the trust that is a part thereof, to substitute Smithfield or an Affiliate thereof, as the sponsor and employer maintaining the Pension Plan and such trust, with all the rights and authority of Sellers thereunder. Sellers shall cause to be delivered to Buyer such information or data as Buyer shall reasonably require in connection with Buyer's assumption of the Pension Plan and the administration thereof. Buyer shall be responsible for preparing and filing all reports, notices and related documents for the Pension Plan due after the Closing Date.

SECTION 3.       DEPOSIT AND PURCHASE PRICE.
                 ---------------------------

          3.1 Deposit. On the first (1st) day after the date of the Original Agreement (and as an express condition to the effectiveness of this Agreement, time being of the essence), Buyer shall establish with JPMorgan Chase Bank (the "Escrow Agent"), a joint order escrow account (the "Deposit Escrow Account") in an amount equal to $35,000,000 (the "Deposit"), which Deposit shall be earnest money and which Deposit shall be held pursuant to an escrow agreement in substantially the form attached hereto as Exhibit D (the "Deposit Escrow Agreement"). An amount equal to $15,000,000 of the Deposit shall be designated the "HSR Deposit." Interest accruing on the Deposit shall become part of the Deposit for all purposes under this Agreement. If Closing occurs, then Buyer and Sellers shall cause the Escrow Agent to release the Deposit to Sellers as part of the Purchase Price by wire transfer of immediately available funds to such account as Sellers shall designate in accordance with Section 3.3 of this Agreement. If this Agreement is terminated, the Deposit shall be released in accordance with Section 13 of this Agreement.

          3.2 The Purchase Price and Allocation. The Purchase Price for the Transferred Assets shall be an amount equal to $457,400,000, minus the amount of $90,000,000 in respect of Buyer's acceptance, adoption, assumption and sponsorship of the Pension Plan pursuant to Section 2.4 hereof, plus the amount, if any, by which the Final Net Working Capital Calculation exceeds $161,370,000 or minus the amount, if any, by which the Final Net Working Capital Calculation is less than $161,370,000, minus (but without duplication with respect to any amounts included in the Final Net Working Capital Calculation) (a) the outstanding balance of principal and accrued interest as of the Closing Date under any industrial development bond indebtedness, if any, included among the Assumed Liabilities and (b) the amount of the obligations of Sellers under any capitalized leases included among the Assumed Liabilities (as capitalized on Sellers' balance sheet in accordance with GAAP) (collectively, the "Purchase Price"). The Purchase Price shall be allocated to the various Transferred Assets as set forth on Exhibit A for tax purposes and neither party shall take any contrary position regarding such allocation in any tax filing or contest.

          3.3 Payment of the Closing Purchase Price. At least three (3) Business Days prior to the Closing, Sellers shall deliver to Buyer a statement setting forth Sellers' good faith estimate of the Final Net Working Capital Calculation (which shall include Sellers' prorated charges and other items described in Section 4.3 hereof as of the Closing Date) prepared in accordance with the provisions of Exhibit F (the "Estimated Net Working Capital Calculation"), and an estimate of the Purchase Price based thereon (the "Closing Purchase Price"). At the Closing, Buyer shall make a cash payment (the "Closing Payment") to the Sellers in the amount equal to the Closing Purchase Price minus an amount equal to the Deposit, such cash payment to be made by wire transfer of immediately available funds to such account as Sellers shall designate. At the Closing, the Escrow Agent shall transfer an amount equal to the amount held in the Deposit Escrow Account to the Sellers by wire transfer of immediately available funds to such account as Sellers shall designate.

          3.4 Final Net Working Capital Calculation. A post-closing adjustment to the Closing Purchase Price shall be made as follows:

                 (a) Within forty-five (45) days following the Closing, Buyer shall deliver to Sellers a statement setting forth in detail Buyer's calculation of the Net Working Capital (as finally determined pursuant to this Section 3.4 and Exhibit F, the "Final Net Working Capital Calculation").

                 (b) From and after the Closing Date, Buyer shall provide Sellers with access to the books and records and knowledgeable personnel of the Business during normal business hours in connection with the preparation and review of the Final Net Working Capital Calculation. Sellers shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed by Buyer in connection with the preparation of the Final Net Working Capital Calculation and to observe the work performed by Buyer or its representatives in connection with a physical inventory to be conducted at all plant locations related to the Business following the Closing. The Final Net Working Capital Calculation delivered by Buyer to Sellers shall become final for all purposes of this Agreement unless, within thirty (30) days after the receipt of such calculation by Sellers (the "Settlement Date"), Buyer receives written notice of Sellers' disapproval of the Final Net Working Capital Calculation delivered by Buyer along with Sellers' determination of the Final Net Working Capital Calculation, consistent with the terms of this Section 3.4, and a detailed description as to the reasons for such disapproval (the "Adjustment Report").

                 (c) In the event Sellers and Buyer fail to agree on one or more of Sellers' proposed adjustments contained in the Adjustment Report within fifteen (15) days after Buyer's receipt of the Adjustment Report, then Sellers and Buyer will select, within five (5) days of the expiration of the foregoing fifteen (15) day period, a mutually acceptable, independent accounting firm of nationally recognized standing (the "Independent Auditors"), to make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report. Within three (3) Business Days of the selection of the Independent Auditors, Sellers and Buyer will each submit to the Independent Auditors a written statement setting forth such party's proposed aggregate resolution of the proposed adjustments and any supporting data and analysis. Within thirty (30) days of the later submittal to the Independent Auditors, the Independent Auditors will select either Sellers' or Buyer's proposed aggregate resolution of the proposed adjustments. If any unresolved objections are submitted to the Independent Auditors for resolution as provided above, the party whose proposed resolution is not selected by the Independent Auditors shall pay the fees and expenses of the Independent Auditors. The decision of the Independent Auditors shall be final and binding on Sellers and Buyer.

                 (d) On the Closing Date, Buyer and Sellers shall establish with JPMorgan Chase Bank (the "Working Capital Escrow Agent") at the Closing interest-bearing joint order escrow accounts (the "Working Capital Escrow Accounts"), in an aggregate amount equal to $15,000,000 (the "Working Capital Escrow"). The Working Capital Escrow shall be held pursuant to escrow agreements, both in the form attached hereto as Exhibit E (collectively, the "Working Capital Escrow Agreement"). Buyer shall jointly execute with Sellers the Buyer's Working Capital Escrow Agreement and Buyer shall deposit, in good and current funds on the Closing Date, the sum of $7,500,000 in the Buyer's Working Capital Escrow Account as its share of the Working Capital Escrow. Sellers shall jointly execute with Buyer the Sellers' Working Capital Escrow Agreement and Sellers shall deposit, in good and current funds on the Closing Date, the sum of $7,500,000 in the Sellers' Working Capital Escrow Account as their share of the Working Capital Escrow. Interest on the Working Capital Escrow shall become part of the Working Capital Escrow for all purposes under this Agreement. Interest allocable to the portion of the Working Capital Escrow in Buyer's Working Capital Escrow Account shall accrue and shall be held in Buyer's Working Capital Escrow Account, and interest allocable to the portion of the Working Capital Escrow in Sellers' Working Capital Escrow Account shall accrue and shall be held in Sellers' Working Capital Escrow Account. To the extent that the Final Net Working Capital Calculation is greater than the Estimated Net Working Capital Calculation, Buyer shall owe such difference to Sellers, which difference shall first be paid in immediately available funds on the Payment Date by the Working Capital Escrow Agent out of the funds in Buyer's Working Capital Escrow Account, and if such difference shall exceed the balance of funds (including interest) in Buyer's Working Capital Escrow Account, then Buyer shall pay the remainder of such difference owing to Sellers in immediately available funds on the Payment Date. To the extent that the Final Net Working Capital Calculation is less than the Estimated Net Working Capital Calculation, Sellers shall owe such difference to Buyer, which difference shall first be paid in immediately available funds on the Payment Date by the Working Capital Escrow Agent out of funds in Sellers' Working Capital Escrow Account, and if such difference shall exceed the balance of funds (including interest) in Sellers' Working Capital Escrow Account, then Sellers shall pay the remainder of such difference to Buyer in immediately available funds on the Payment Date. All payments made by or for the account of Buyer to Sellers or by or for the account of Sellers to Buyer pursuant to this Section 3.4(d) shall be accompanied by accrued interest thereon from the Closing Date at the rate of 6% per annum. Immediately following the foregoing payments on the Payment Date, the Working Capital Escrow Agent shall release and pay over to Sellers the remaining balance, if any, then held in Sellers' Working Capital Escrow Account, and the Working Capital Escrow Agent shall release and pay over to Buyer the remaining balance, if any, then held in Buyer's Working Capital Escrow Account, all in accordance with the Working Capital Escrow Agreement. For purposes of this Section 3.4(d), "Payment Date" means the third Business Day following (i) the Settlement Date, in the event that Sellers do not provide notice of disapproval to Buyer pursuant to Section 3.4(b) of this Agreement, (ii) the date that the Independent Auditors provide notice to Buyer and Sellers of their determination in accordance with Section 3.4(c) of this Agreement, in the event that Sellers provide notice of disapproval to Buyer pursuant to Section 3.4(b) of this Agreement, or (iii) the date Sellers and Buyer agree in writing on the resolution of Sellers' proposed adjustments, in the event that Sellers provide notice of disapproval to Buyer pursuant to Section 3.4(b) of this Agreement.

SECTION 4.       CLOSING.
                 --------

          4.1 Closing Date. The Closing shall take place at the office of Bryan Cave LLP, 1200 Main, Suite 3500, Kansas City, Missouri, at 10:00 a.m. (Missouri time) on the date of entry of the Approval Order, or if not reasonably practicable on such date then within two (2) Business Days thereafter, or, if later, on that date which is two (2) Business Days after the satisfaction of those conditions to the obligations of the parties set forth in Sections 9.5 and
10.3 of this Agreement (but not, in any event, beyond the Outside Date) (the "Closing Date"); provided, however, that if, on the Closing Date, there is then in effect any suspension or material limitation on trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market, a material disruption in commercial banking or securities settlement or clearance services in the United States, or a general moratorium on commercial banking activities declared by either Federal, state or other relevant authorities, then Buyer shall have the option to extend the Closing Date by up to seven (7) days until the first Business Day upon which such condition no longer exists (but not, in any event, beyond the Outside Date) by giving written notice to Sellers, it being understood that if, at the end of such period such condition is still in effect and the conditions to Closing set forth in Sections 9 and 10 hereof are otherwise satisfied or waived, then Buyer shall be obligated to close notwithstanding the pendency of such condition and Buyer's failure to so close shall result in Buyer's forfeiture of the Deposit under Section 13.4 of this Agreement. Subject to the provisions of Section 13 of this Agreement, failure to consummate the purchase and sale provided for in this Agreement on

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

the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          4.2 Transfer of Assets. At the Closing, effective as of 10:00 a.m. (Missouri Time) on the Closing Date (the "Effective Time"):

                 (a) Sellers shall sell, assign, transfer and convey to Buyer (or its designee) all of their right, title and interest in and to the Transferred Assets. Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Sellers to Buyer of such quit claim deeds, bills of sale, assignments and other documents, reasonably acceptable in form and substance to Buyer and Sellers, as shall be required or appropriate for the closing of the transactions under this Agreement, including the following:

                      (i) certificates dated the Closing Date and validly executed by an officer of each Seller to the effect that the conditions set forth in Sections 9.1, 9.2 and 9.7 have been satisfied ;

                      (ii) an assignment and assumption agreement, dated as of the Closing Date, assigning to Buyer all of Sellers' rights and obligations arising under the Executory Contracts, including Real Estate leases included as part of the Transferred Assets, in substantially the form attached hereto as Exhibit G;

                      (iii) a certified copy of the Approval Order;

                      (iv) counterpart originals of a transition services agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H (the "Transition Services Agreement"); and

                      (v) such other assumptions, certificates, affidavits, indemnities, and other instruments and documents, reasonably acceptable in form and substance to Buyer and Sellers, as shall be required or appropriate for the Closing of the transactions under this Agreement.

                 (b) Buyer shall deliver the following items, each (where appropriate) properly executed and dated as of the Closing Date:

                      (i)   the Closing Payment;

                      (ii) certificates dated the Closing Date and validly executed by an officer of Buyer to the effect that the conditions set forth in Sections 10.1 and 10.2 have been satisfied;

                      (iii) counterpart originals of the assignment and assumption agreement described in Section 4.2(a)(ii);

                      (iv) an indemnity with respect to the Rejected Contracts, in substantially the form attached hereto as Exhibit I;

                      (v) counterpart originals of the Transition Services Agreement described in Section 4.2(a)(iv); and

                      (vi) such other assumptions, certificates, affidavits, indemnities, and other instruments and documents, reasonably acceptable in form and substance to Buyer and Sellers, as shall be required or appropriate for the closing of the transactions under this Agreement.

                 (c) Sellers shall pay any Cure Amounts associated with the assumption of the Executory Contracts.

          4.3 Prorations as of the Closing Date. To the extent not taken into account in the Final Net Working Capital Calculation, Buyer and Sellers agree that the following items attributable to the Transferred Assets and the operation associated with the Transferred Assets shall be prorated as of the Closing Date pursuant to the best information available to Sellers and Buyer, with Sellers to be responsible for and to receive the benefit of the same for the period through the end of the day before the Closing Date, and Buyer to be responsible for and to receive the benefit of the same on and after the day constituting the Closing Date:

                 (a)  real and personal property Taxes and assessments;

                 (b) water, sewer and other similar types of Taxes and installments or special benefit assessments;

                 (c)  electric, gas, telephone and other utility charges;

                 (d)  rentals under leases transferred to or assumed by Buyer;

                 (e) charges under maintenance, service and other contracts and fees under licenses transferred to or assumed by Buyer;

                 (f)  prepaid expenses; and

                 (g) Taxes such as sales, franchise, gross receipts and other similar Taxes based upon revenues.

          The parties will utilize the services of one or more title companies reasonably acceptable to Buyer and Sellers to facilitate the calculation of any of such prorations with respect to any Real Estate which constitutes a Transferred Asset, in which event Buyer and Sellers shall each pay one-half of the charges of such title companies in connection therewith.

          4.4 Capital Improvement and Expenditure Program. At Closing, Sellers, Buyer and Smithfield (the ultimate parent entity of Buyer) shall enter into arrangements for Sellers' acquisition of qualifying replacement assets in respect of the Albert Lea, Minnesota facility, all pursuant to the Capital Improvements Agreement in substantially the form attached hereto as Exhibit J (the "Capital Improvements Agreement"), which Capital Improvements Agreement shall be duly executed and delivered by Buyer and Smithfield to Sellers, and duly executed and accepted by Sellers, on the Closing Date.

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF SELLERS.
                 ------------------------------------------

          Each of Sellers hereby represents and warrants to Buyer as follows (except as set forth on Schedule 5 hereto, the "Disclosure Schedules"):

          5.1 Authorization for Agreement and Consent. Subject to the entry of the Approval Order, the execution, delivery and performance of this Agreement and the documents and instruments required hereunder by Sellers and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of Sellers, and this Agreement is, and any documents or instruments to be executed and delivered by Sellers pursuant hereto will be, legal, valid and binding obligations of Sellers, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies.

          5.2 Organization. Foods is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas. Industries is a cooperative corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas. Each of Sellers has the corporate power and authority to own, use and operate their respective properties and to carry on their respective businesses, except as a result of limitations by reason of the Bankruptcy Cases. Each of Sellers is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not be expected to have a Material Adverse Effect. Subject to Bankruptcy Court approval, each of Sellers has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Subject to Bankruptcy Court approval, except as set forth on Disclosure Schedule, Section 5.2 neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby by Sellers requires the consent or approval of, the giving of notice to, registration, filing or recording with, or the taking of any other action by Sellers in respect of any Governmental Authority, subject to Section 7.4.

          5.3    Real Estate.

                 (a) Sellers have made available to Buyer for review (and Buyer hereby acknowledges access to) true and correct copies of those title insurance policies and commitments (collectively, the "Title Information") and surveys (collectively, the "Surveys") described on Disclosure Schedule,
     Section 5.3 with respect to the Real Estate owned or leased by Sellers and used in the operation of the Business. The Title Information and Surveys cover portions of such Real Estate reflected therein and, to the Knowledge of Sellers, reflect the status of Sellers' title to such portions of such Real Estate as of the date of each individual document comprising the Title Information and Surveys. The Real Estate owned or leased by Sellers and used in the operation of the Business as presently conducted is, in all material respects, included among the Transferred Assets and identified on Exhibit A, except to the extent described among the Excluded Assets or as otherwise noted on Exhibit A or Disclosure Schedule, Section 5.3. Sellers have made available to Buyer for review (and Buyer hereby acknowledges access to) true and correct copies of each lease of such Real Estate occupied by Sellers and used in the operation of the Business (collectively, the "Leases") which copies of the Leases include all amendments and modifications to the same, and which Leases are identified in Exhibit A.

                 (b) To the Knowledge of Sellers, Exhibit A truly and correctly identifies, in all material respects, the Real Estate leased by Sellers and used in the operation of the Business. Except as set forth on Exhibit A or Disclosure Schedule, Section 5.3 and except as a result of the Bankruptcy Cases, (i) to Sellers' Knowledge, Sellers and each other Person obligated as a party to any of the Leases have been in compliance with all applicable terms and requirements of the Leases, (ii) to Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material breach of or default under, or give Sellers or any such other Person the right to declare a material breach or default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Lease, and
     (iii) Sellers' interests in the Leases have not been assigned, transferred, or conveyed, other than by Encumbrances that will be released and discharged by the effect of the Approval Order at Closing. Except as set forth on Exhibit A or Disclosure Schedule, Section 5.3, Sellers have not given or, to the Knowledge of Sellers, received from any other Person, at any time since May 31, 2002, any written notification regarding a material breach of or default under any Lease. Except as set forth on Exhibit A or Disclosure Schedule, Section 5.3, to the Knowledge of Sellers, each Lease is in full force and effect, is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies (provided, however, that Sellers do hereby represent to Buyer that there are no orders that have been entered in Sellers' Bankruptcy Cases that in any way limit, modify, or diminish the enforceability of any material Lease). Except as set forth on Exhibit A or Disclosure Schedule, Section 5.3, each material Lease has not been rejected, whether by operation of law or otherwise, in Sellers' Bankruptcy Cases, and may, upon (and subject to) entry of and pursuant to the Approval Order, be assigned by Sellers. Except for the Leases, there are no material leases with respect to such Real Estate occupied by Sellers and used in the operation of the Business to which Sellers are a party and which are necessary for the operation of the Business as currently conducted. To the Knowledge of Sellers, all facilities leased or subleased pursuant to any Lease have received all approvals of Governmental Authorities (including Property Permits) required in connection with the operation of the Business and have been operated and maintained in accordance with Applicable Laws, except where the failure to obtain such approval or to so operate or maintain such facilities would not be expected to have a Material Adverse Effect.

                 (c)  Except as set forth on Exhibit A or Disclosure Schedule,
     Section 5.3, to the Knowledge of Sellers, (i) Exhibit A contains, in all material respects, accurate and complete legal descriptions for all land included within the Real Estate owned by Sellers and used in the operation of the Business, and (ii) the Title Information contains, in all material respects, descriptions of land relating to any appurtenant right-of-way, easement or other property right.

                 (d)  Except as set forth on Exhibit A or Disclosure Schedule,
     Section 5.3, there is no pending eminent domain proceeding that would result in the taking of all or any material part of any of the Real Estate owned by Sellers and used in the operation of the Business or, to the Knowledge of Sellers, leased by Sellers and used in the operation of the Business or that would prevent or hinder, in material respects, the continued use of any of such Real Estate as currently being used by Sellers in the conduct of the Business. Except as disclosed on Exhibit A or Disclosure Schedule, Section 5.3 and except as would not be expected to have a Material Adverse Effect, to the Knowledge of Sellers there are no structural defects relating to any of the improvements comprising part of such Real Estate, subject to normal wear and tear, obsolescence, and casualty, if any. Except as set forth on Exhibit A or Disclosure Schedule,
     Section 5.3, to the Knowledge of Sellers, no default or breach exists (or would result from the consummation of the transactions contemplated hereunder) under any material easements, licenses, rights-of-way, or other real property rights and privileges included as part of the Real Estate owned by Sellers and used in the operation of the Business, except as would not be expected to have a Material Adverse Effect. To the Knowledge of Sellers, all facilities located on such Real Estate have received all approvals of Governmental Authorities (including Property Permits) required in connection with the operation of the Business and have been operated and maintained in accordance with Applicable Laws, except where the failure to receive such approval or to so operate or maintain such facilities would not be expected to have a Material Adverse Effect. Except as set forth on Exhibit A or Disclosure Schedule, Section 5.3, to the Knowledge of Sellers there are no outstanding options or rights of first refusal to purchase any such Real Estate or any portion thereof or interest therein. To the Knowledge of Sellers, all facilities located on the Real Estate owned by Sellers and used in the operation of the Business or leased by Sellers and used in the operation of the Business are supplied with utilities necessary for the operation of such facilities, including, where appropriate, gas, electricity, water, telephone, sanitary sewer and storm sewer, which utilities are provided via public roads or via appurtenant easements benefiting such Real Estate, except where the failure to have such utilities or such access to such utilities would not be expected to have a Material Adverse Effect. To the Knowledge of Sellers, the Real Estate owned by Sellers and used in the operation of the Business or leased by Sellers and used in the operation of the Business abuts on and has direct vehicular access to a public road, or has access to a public road via an appurtenant easement benefiting such Real Estate where appropriate, except where the failure to have such access would not be expected to have a Material Adverse Effect.

                 (e)  Except as set forth on Exhibit A or Disclosure Schedule,
     Section 5.3, from and after May 31, 2002, to and including the date of this Agreement, there have been no casualty losses exceeding $1,000,000, in the aggregate, affecting the Real Estate included as part of the Transferred Assets and the Tangible Property.

          5.4    Litigation. Except as set forth on Disclosure Schedule, Section
5.4 and except as would not be expected to have a Material Adverse Effect, neither Industries, in connection with the Business or the Transferred Assets, nor Foods (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or Governmental Authority or before any arbitrator.

          5.5    No Finder's Fee. Except as set forth in Disclosure Schedule,
Section 5.5, Sellers have not employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Buyer or Smithfield may be obligated to pay such a fee or commission.

          5.6 Financial Statements. Industries has made available to Buyer (and Buyer hereby acknowledges access to) Industries' audited Consolidated Balance Sheets as of August 31, 2001 and 2002, Industries' unaudited Condensed Consolidated Balance Sheet as of February 28, 2003, and the related audited Statements of Operations and Cash Flows for the years ended August 31, 2001 and 2002 and the unaudited Condensed Statements of Operations and Cash Flows for the nine months ended May 31, 2003 (collectively, the "Financial Statements"). The Financial Statements include, among other things, the financial results of the Business and are attached hereto as Disclosure Schedule, Section 5.6. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), including the implementation of new accounting standards as required by GAAP, applied on a consistent basis if so required by GAAP (except any inconsistencies specifically disclosed in the Financial Statements and except that the interim period Financial Statements omit certain footnotes and are subject to year-end adjustments), and fairly present in all material respects the financial position and results of operations of the Business at the dates and for the periods covered thereby.

          5.7    Legal Compliance. Except as set forth in Disclosure Schedule,
Section 5.7 and except with respect to Environmental Laws (which are addressed exclusively in Section 5.8), to Sellers' Knowledge, Sellers are in compliance with all Applicable Laws pertaining to the ownership or operation of the Transferred Assets, the violation of or noncompliance with which would be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule, Section 5.7, no action, suit, proceeding, hearing, investigation, charge, complaint or claim has been commenced against Sellers alleging any failure so to comply which, if determined adversely to Sellers or the Transferred Assets, would be expected to have a Material Adverse Effect.

          5.8    Environmental Laws.

                 (a) Except as set forth in Disclosure Schedule, Section 5.8, and except as would not be expected to have a Material Adverse Effect, with respect to the operation of the Transferred Assets, to Sellers' Knowledge,
     (i) Sellers are in compliance with applicable Environmental Laws, as in effect as of the date of this Agreement, (ii) Sellers have not received any written notice of any action, suit, proceeding, hearing, investigation, charge, complaint or claim against Sellers for failure to comply with such applicable Environmental Laws, (iii) Sellers possess all environmental permits, certificates, consents or other settlement agreements, licenses, approvals, registrations and authorizations required for the operation of the Business under such applicable Environmental Laws (the "Environmental Permits"),
     (iv) Sellers are in compliance with the Environmental Permits and there are no violations of the Environmental Permits, (v) there are no Environmental Conditions on or affecting the Transferred Assets, (vi) there are no Hazardous Substances on the Real Estate owned by Sellers and used in the operation of the Business or, to the Knowledge of Sellers, leased by Sellers and used in the operation of the Business, which, if safely and properly used, would be expected to result in any Environmental Liabilities, (vii) Sellers have filed all notices required by Governmental Authorities under such applicable Environmental Laws and such Environmental Permits, (viii) the information identified in Disclosure Schedule, Section
     5.8 identifies all material data, studies, analyses and test results since January 1, 1999, in Sellers' possession, custody or control, relating to environmental matters associated with the Transferred Assets or the operation of the Business (the "Environmental Reports"), including but not limited to Environmental Conditions and Hazardous Substances, and all such Environmental Reports have been made available to Buyer, (ix) the Real Estate owned by Sellers and used in the operation of the Business or, to the Knowledge of Sellers, leased by Sellers and used in the operation of the Business, is not listed under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or under any similar state list, or the subject of any federal, state or local enforcement action or investigation, or citizen's suit, under any Environmental Law ("Identified Site"), (x) the Real Estate owned by Sellers and used in the operation of the Business, has not been operated by Sellers subject to "interim status" or other permit requirements imposed by the Resource Conservation and Recovery Act, as amended, or similar state statute, regardless of whether such interim status or other permit was ever lawfully obtained, (xi) Sellers have not transported or arranged for transportation of (directly or indirectly) to any Identified Site any Hazardous Substances generated or created by the use, ownership or operation of the Transferred Assets or by the operation of the Business, and (xii) there is not at, on or in any of the Real Estate owned by Sellers and used in the operation of the Business or, to the Knowledge of Sellers, leased by Sellers and used in the operation of the Business, any (A) treatment, recycling, storage or disposal or any Hazardous Substances, or (B) surface impoundment, landfill lagoon or other containment facility for the temporary or permanent storage, treatment, or disposal of Hazardous Substances.

                 (b) Except as set forth on Disclosure Schedule, Section 5.8, and except as would not be expected to have a Material Adverse Effect, (i) Sellers have provided Buyer with true and correct copies of all Environmental Permits and (ii) no proceeding is pending to revoke or limit any such Environmental Permit.

                 (c) Except as set forth on Disclosure Schedule, Section 5.8, and except as would not be expected to have a Material Adverse Effect, there are no underground storage tanks currently located on the Real Estate owned by Sellers and used in the operation of the Business or, to the Knowledge of Sellers, on the Real Estate leased by Sellers and used in the operation of the Business, and any underground storage tanks previously located on such Real Estate and removed by Sellers, or any underground storage tanks closed in place by Sellers, were closed in accordance with applicable Environmental Laws.

          5.9 No Violations. Neither the execution, delivery, or performance of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof, will (a) conflict with or violate or result in any breach of any provisions of the certificate of incorporation or bylaws of Sellers, (b) to the Knowledge of Sellers, result in a violation or breach of or default under any provision of any mortgage, trust indenture, lien, lease, agreement, instrument or court order, judgment or decree (other than the Rejected Contracts) to which either Seller is a party or to which either Seller's properties or assets are subject, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to either Seller or to either Seller's properties, or (d) to the Knowledge of Sellers, cause the suspension or revocation of any Property Permit or Environmental Permit necessary for Sellers to conduct the Business as currently conducted, except in the case of clauses
(b), (c), and (d) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that (i) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code, (ii) are set forth on Disclosure Schedule,
Section 5.9, or (iii) would not be expected to have a Material Adverse Effect.

          5.10   Tangible Property. Except as set forth on Disclosure Schedule,
Section 5.10, all tangible personal property (including machinery, equipment, computers, supplies, materials, furniture, furnishings, tools, dies and vehicles) included among the Transferred Assets owned and used or held for use by Sellers in relation to the Business (the "Tangible Property") is in serviceable operating condition and repair, normal wear and tear, obsolescence and casualty excepted, subject to continued repair and replacement in accordance with past practice, and is reasonably suitable for the purposes for which it is currently being used. All items of Tangible Property used or held by Sellers for use in relation to the Business as presently conducted are included in all material respects among the Transferred Assets and set forth on Exhibit A. Except as set forth on Disclosure Schedule, Section 5.10, from and after May 31, 2002, to and including the date of this Agreement, there have been no casualty losses exceeding $1,000,000, in the aggregate, affecting the Tangible Property and the Real Estate included as part of the Transferred Assets.

          5.11   Taxes.

                 (a) Except as set forth on Disclosure Schedule, Section 5.11, Sellers have timely filed with the appropriate taxing authorities all Tax Returns required to be filed by them and have paid all Taxes owed by them, and all Tax Returns filed by Sellers are correct and complete in all material respects.

                 (b) There are no liens for Taxes (other than for Taxes not yet due and payable) on the Transferred Assets, and none of the Transferred Assets is property that is required to be treated for Tax purposes as being owned by any other Person.

                 (c) All Taxes that Sellers are required by law to withhold or collect for all periods ending on or prior to the date of this Agreement have been withheld or collected, and Sellers have paid all such Taxes due any Governmental Authority.

                 (d) Except as set forth on Disclosure Schedule, Section 5.11, Sellers have not received any written notice from a taxing authority in a jurisdiction where it does not file Tax Returns that Sellers may be subject to taxation by that jurisdiction in a manner that would be expected to have a Material Adverse Effect.

                 (e) Except as set forth on Disclosure Schedule, Section 5.11, there is no proceeding pending with respect to the Business relating to Taxes of Sellers that would be expected to have a Material Adverse Effect

                 (f) The transactions contemplated herein are not subject to the Tax withholding provisions of the Code or of any other tax withholding provisions under any Applicable Law.

          5.12   Employee Benefit Plans and Pension.

                 (a) Disclosure Schedule, Section 5.12 identifies each "employee benefit plan" (as defined in Section 3(3) of ERISA) and each other plan, program or arrangement that provides severance, sick leave, vacation pay, salary or wage continuation for disability, bonus, incentive, retirement, medical, hospitalization, vision, dental, prescription drug, education, life insurance or similar benefits for Foods Employees. Sellers have made available to Buyer true and correct copies of each such plan (or a written summary of any such plan that is not evidenced by a plan document).

                 (b) The Farmland Industries, Inc. Employee Retirement Plan (the "Pension Plan") has been determined by the Internal Revenue Service to be "qualified" under Section 401(a) and related sections of the Internal Revenue Code and Sellers are not aware of any facts or circumstances which would indicate that the qualified status of the Pension Plan or the tax exempt status of the Pension Plan's trust has been or may be adversely affected. The Pension Plan has in all material respects been maintained and administered in accordance with its terms and all applicable Law.

                 (c) Sellers are not responsible for and have not promised their retirees, employees who are Hired Employees or Transferred Participants, and/or their beneficiaries any Seller/employer cost, co-pay or premium supplemented retiree health coverage via contract, summary plan description or any other promissory vehicle.

                 (d) Aside from those liabilities relating to Sellers' participation as a participating employer in certain multi-employer and nonmulti-employer pension plans, as provided for in Section 2.4, which have been expressly disclosed by Sellers to Buyer, Sellers are not a participating or sponsoring employer in any other nonmulti-employer or multi-employer pension plan, which is being transferred to Buyer herein, or subject to any under-funded liability obligation under the Multi-Employer Pension Plan Amendments Act of 1980, the Employee Retirement Income Security Act of 1974, as amended, or GAAP accounting rules.

                 (e) Sellers have delivered or, within two (2) Business Days after the date of this Agreement will deliver, to Buyer true and complete copies of the most recent actuarial report and the three most recent annual reports (Form 5500 series) for the Pension Plan, including all schedules pertaining to such annual reports. The most recent actuarial report for the Pension Plan fairly presents the assets and liabilities and projected liabilities of the Pension Plan as of April 1, 2003.

          5.13   Intellectual Property.

                 (a) The Intellectual Property owned by or licensed to Sellers and described in Exhibit A (the "Transferred Intellectual Property") constitutes, in all material respects, the rights in the Intellectual Property used primarily in the operation of the Business as currently conducted by Sellers, and to the Knowledge of Sellers constitutes all of the Intellectual Property necessary to conduct the Business after the Closing in substantially the same manner as currently conducted by Sellers. Except as set forth on the Disclosure Schedule, Section 5.13, and except as would not be expected to have a Material Adverse Effect, the products used, manufactured, marketed, sold or licensed by either Seller in connection with the Business and the Transferred Intellectual Property used in the conduct of the Business as currently conducted, do not, to the Knowledge of Sellers, infringe upon, violate, or constitute the unauthorized use of any material rights owned or controlled by any third party, including any Intellectual Property of any third party. Except as set forth on Disclosure Schedule, Section 5.13, and except as would not be likely to have a Material Adverse Effect, at least one of the Sellers is the sole owner of all right, title and interest in the Transferred Intellectual Property and has all necessary licenses, rights, permissions and authorizations to use the Transferred Intellectual Property licensed to either of the Sellers, including, without limitation, all required Software licenses.

                 (b) Except as set forth on Disclosure Schedule, Section 5.13, and except as would not be expected to have a Material Adverse Effect, to the Knowledge of Sellers (i) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Transferred Intellectual Property, and (ii) there are no pending claims, including, but not limited to, litigation, arbitration, opposition proceedings, petitions to cancel, administrative proceedings, demand letters, cease and desist letters, or disputes of any nature impacting the Transferred Intellectual Property or either of Sellers' rights therein.

                 (c) Except to the extent identified among the Excluded Assets, each patent, trademark, copyright, domain name or other registration that has been issued to either of Sellers with respect to any of the Transferred Intellectual Property is listed on Exhibit A, which, to the Knowledge of Sellers, includes in all material respects an identification of (i) each pending application or application for registration that either Seller has made with respect to the Transferred Intellectual Property and (ii) each license, agreement or other permission that has been granted to either Seller or any third party with respect to any of the Transferred Intellectual Property (together with any exceptions thereto). To the Knowledge of Sellers, Exhibit A also identifies in all material respects each trade name or registered trademark included in the Transferred Intellectual Property that is used in the operation of the Business. Except as set forth in Disclosure Schedule, Section 5.13 and except as would not be expected to have a Material Adverse Effect, with respect to each item of Transferred Intellectual Property required to be identified therein: (i) to the Knowledge of Sellers, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (ii) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending which challenges the legality, validity, enforceability, use or ownership of the item, and (iii) neither of Sellers has licensed or permitted any third party to use any such item.

                 (d) Except as set forth in Disclosure Schedule, Section 5.13, all Software included among the Transferred Intellectual Property described on Exhibit A is either owned by a Seller or is validly held and used by the applicable Seller and will be fully and freely utilizable by Buyer following the Closing in substantially the same manner as currently used by the applicable Seller, subject to any requirement of the consent of or notice to any third party.

          5.14 Contracts and Cure Amounts. Disclosure Schedule 5.14 sets forth a complete and accurate list of those contracts of Sellers, with all amendments or modifications to the same, among the Transferred Assets or which constitute Assumed Liabilities hereunder (the "Contracts"). Except as set forth on Disclosure Schedule, Section 5.14, and except as would not be expected to have a Material Adverse Effect, (a) Sellers and, to Sellers' Knowledge, each other Person that has any obligation or liability under any Contract is in compliance with all terms and requirements of such Contract, (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a breach of or default under, or give either Seller or any other Person the right to declare a breach of or default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract, (c) the Contracts have not been assigned in any manner other than by Encumbrances that will be released and discharged by the effect of the Approval Order and Closing, and (d) no orders have been entered in Sellers' Bankruptcy Cases that in any way limit, modify, or diminish the enforceability of such Contracts. Except as set forth on Disclosure Schedule, Section 5.14, each Contract is in full force and effect, has not been rejected, whether by operation of law or otherwise, in Sellers' Bankruptcy Cases, and is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies. Except as set forth on the Disclosure Schedule, Section 5.14, the Contracts may be assigned by Sellers pursuant to the Approval Order without the consent of any Person. Except for the Contracts and those other agreements, if any, set forth on Disclosure Schedule, Section 5.14, there are no other contracts to which either Seller is a party necessary for the operation of the Business as presently operated in the Ordinary Course of Business. Sellers' bona fide calculation of the aggregate amount of all Cure Amounts as of the date hereof is, to the Knowledge of Sellers, set forth in Disclosure Schedule,
Section 5.14.

          5.15 Conduct of Business. Except as set forth in Disclosure Schedule, Section 5.15, since May 31, 2002, (a) the operations and affairs of the Business have been conducted in the Ordinary Course of Business, and (b) no Material Adverse Effect has occurred and is continuing as of the date of this Agreement.

          5.16 Insurance. Except as set forth on Disclosure Schedule, Section 5.16, and except as would not be expected to have a Material Adverse Effect, with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which either Seller is a party, a named insured or otherwise the beneficiary which is still in effect, to the Knowledge of Sellers: (a) the policy is legal, valid, binding, enforceable and in full force and effect, (b) neither Sellers nor any other party to the policy is in default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a default or permit termination, modification or acceleration under the policy, and (c) no party to the policy has repudiated any provision thereof.

          5.17 Orders, Commitments and Returns. Except as set forth on Disclosure Schedule, Section 5.17, and except as would not be expected to have a Material Adverse Effect, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by Sellers and relating to the Business, and all outstanding contracts or commitments for the purchase of supplies, materials and services used or to be used in the Business, are, to the Knowledge of Sellers, pursuant to bona fide transactions in the Ordinary Course of Business. Except as set forth on Disclosure Schedule, Section 5.17, and except as would not be expected to have a Material Adverse Effect, there are, to the Knowledge of Sellers, no claims against the Business to return products by reason of alleged overshipments, defects or otherwise, or by reason of products in the hands of customers under an understanding that such products would be returnable, which are outside of the Ordinary Course of Business.

          5.18   Sufficiency of Assets.

                 (a) None of the Transferred Assets are owned or leased by any party other than Sellers, except as set forth on Disclosure Schedule,
     Section 5.18.

                 (b) Except for the Excluded Assets, the Transferred Assets include, in all material respects, the assets, tangible and intangible, of any nature whatsoever, used by Sellers in or necessary to operate the Business in the manner presently operated.

                 (c) Except as set forth on Disclosure Schedule, Section 5.18, the Transferred Assets do not include any capital stock or other equity interest in, or debt securities of, any entity.

          5.19 Industries SEC Reports. The Industries SEC Reports, insofar as the same relate to the Business, complied, as of their respective dates of filing, in all material respects with (a) all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC, and
(b) all applicable requirements of Statement of Financial Accounting Standards
(SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information."

SECTION 6.       REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR.
                 ------------------------------------------------------

          Each of Buyer and Smithfield hereby represents and warrants to Sellers as follows:

          6.1 Authorization for Agreement and Consents. The execution, delivery and performance of this Agreement and the documents and instruments required hereunder by each of Buyer and Smithfield and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of each of Buyer and Smithfield, and this Agreement is, and any documents or instruments to be executed and delivered by each of Buyer and Smithfield pursuant hereto will be, legal, valid and binding obligations of Buyer and Smithfield enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies.

          6.2 Organization. Each of Buyer and Smithfield is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each of Buyer and Smithfield has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby by Buyer or Smithfield requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Buyer or Smithfield in respect of any Governmental Authority, subject to Section 7.4.

          6.3 No Violation. The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and Smithfield and the consummation of the transactions contemplated hereby and thereby (a) will not conflict with or violate or result in any breach of any provisions of the organizational documents of either Buyer or Smithfield, (b) to the Knowledge of Buyer, will not result in a violation or breach of or default under any provision of any material mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment, decree to which Buyer or Smithfield is a party or to which either Buyer's or Smithfield's properties or assets are subject, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to either Buyer or Smithfield or the properties of either Buyer or Smithfield.

          6.4 Finder's Fees. Neither Buyer nor Smithfield has employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Sellers may be obligated to pay such a fee or a commission.

          6.5 No Litigation. No suit, action or legal, administrative, arbitration or other proceeding or, to Buyer's Knowledge, investigation by any Governmental Authority, is pending or, to Buyer's Knowledge, has been threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

          6.6 No Financing Contingency. Buyer has, and on the Closing Date will have, sufficient cash on hand and reserves or availability under existing credit facilities to pay the Purchase Price in cash to Sellers on the Closing Date (or on such other date as any payment by Buyer shall be due under the express terms of this Agreement) without new debt or equity financing. Buyer's obligations hereunder are not contingent upon procuring financing for the transaction contemplated hereunder.

          6.7 No Rights or Options to Purchase. Buyer does not have, nor does any Affiliate of Buyer or Smithfield have, any interest in, right or option to purchase any of the Transferred Assets which arises or exists outside of the terms of this Agreement, other than for purchases of Inventory in the ordinary course of business.

          6.8 Knowledge. Buyer has no Knowledge of any inaccuracy in the representations and warranties of Sellers.

SECTION 7.       COVENANTS.
                 ----------

          7.1 Sellers' Chapter 11 Bankruptcy Case. This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court, and Sellers shall have no liability under this Agreement unless and until such approval and authorization shall be given by the Bankruptcy Court. Sellers have previously filed with the Bankruptcy Court the Sale Motion seeking entry of the Approval Order. Each of Sellers and Buyer agree that they will cooperate in promptly taking such actions as may be reasonably necessary to obtain the Approval Order, including providing notice of the sale to such additional parties as may be reasonably necessary, as well as furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (a) providing necessary assurances of performance by Buyer under this Agreement, including for the assumption of any Contracts or Leases, (b) demonstrating that adequate notice has been given to all necessary parties for the assumption and assignment to Buyer of any Contracts or Leases under this Agreement, (c) demonstrating that the Purchase Price under the Agreement constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code for the Transferred Assets, and
(d) demonstrating that Buyer (i) is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code, (ii) has not engaged in any conduct that would cause or permit the Agreement to be avoided under Section 363(n) of the Bankruptcy Code, and (iii) is not a "successor" to any of the Sellers for purposes of any successor liability laws. Unless and until this Agreement is terminated in accordance with its terms, Buyer shall not, without the prior written consent of Sellers, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Transferred Assets hereunder. In the event the Approval Order is appealed, Sellers and Buyer shall each use their respective commercially reasonable efforts to defend such appeal, provided that Buyer and Sellers shall proceed with the Closing despite the pendency of an appeal if no stay of the Approval Order is in effect.

          7.2    Sellers' Employees.

                 (a) Subject to Smithfield's standard drug/alcohol employment screening, physical examination, and background inquiry practices, as of the Closing Date Buyer will offer to employ (for positions substantially similar to their current employment positions), all employees employed by Sellers specifically in connection with the Transferred Assets, including all employees of Farmland Foods, Inc. (the "Foods Employees"). No less than thirty (30) days prior to Closing, Sellers shall identify to Buyer the Foods Employees and shall use their commercially reasonable efforts to assure that Buyer may offer employment to any or all Foods Employees. Except as provided in Section 2.4 or in this Section 7.2, Buyer shall not be obligated to adopt or maintain any particular employee benefit plan or plans for any Foods Employees actually hired by Buyer. Buyer shall defend, indemnify and hold Sellers harmless from any liability under the WARN Act or any similar state law to the extent such liability arises out of or relates to a reduction in force in which a majority of the employee terminations occur prior to or on the Closing Date as a result of Buyer's decision not to offer employment based on Smithfield's standard drug/alcohol employment screening, physical examination, and background inquiry practices or subsequent to the Closing Date. Sellers shall defend, indemnify and hold Buyer harmless from any liability under the WARN Act or any similar state law to the extent such liability arises out of or relates to a reduction in force in which a majority of the employee terminations occur on or prior to the Closing Date unless as a result of Buyer's decision not to offer employment based on Smithfield's standard drug/alcohol employment screening, physical examination, and background inquiry practices. Buyer shall provide Sellers a list of those Foods Employees who accept such employment offer ("Hired Employees"). Such offers of employment will be conditioned upon Closing and upon the termination of such Foods Employees' employment with Sellers immediately prior to the Effective Time.

                 (b) The Hired Employees will become Buyer's employees immediately following the Effective Time, and at the Closing Date Buyer will become responsible for wages, salary, benefits and other compensation with respect to the Hired Employees arising out of employment with Buyer.

                 (c) Sellers shall cause the termination of employment of the Foods Employees as of the Closing, shall provide such notice of termination if and as required by the WARN Act or any similar state Law, and shall comply with all other Applicable Laws related to such termination of employment.

                 (d) Except as specifically provided in this Section 7.2, Sellers shall retain responsibility for, and shall indemnify Buyer from and against, all damage or liabilities arising in connection with Sellers' employment of its employees (including all Foods Employees and Hired Employees) and the termination of their employment, including without limitation any penalties or damages under the WARN Act or any similar state Law. Sellers shall be responsible for providing continuation coverage under ERISA Sections 601 et seq. ("COBRA") with respect to their employees (other than Foods Employees, Hired Employees, or any individual formerly employed by Sellers in connection with the Transferred Assets, collectively referred to as "COBRA

     Transferees") and their qualified beneficiaries with respect to qualifying events occurring on or before the Closing Date. On and after the Closing Date, Buyer shall be responsible for providing COBRA coverage with respect to the COBRA Transferees and their qualified beneficiaries with respect to all qualifying events including those occurring on or before the Closing Date.

                 (e) Sellers and Sellers' 401(k) savings plan or plans shall retain responsibility for all assets and liabilities under such plan(s) as held in trust on behalf of plan participants and their beneficiaries. Buyer shall assume sponsorship of all medical, dental, life, vision, AD&D, cafeteria, short-term disability, and long-term disability plans listed in Disclosure Schedule, Section 7.2, in connection with which Sellers shall assign and Buyer shall assume all insurance contracts, administrative service agreements and other contracts related to such plans, including those listed in Disclosure Schedule, Section 7.2. It is understood that Buyer may terminate said plans consistent with such insurance contracts and administrative service agreements. To the extent Sellers are transferring any long-term disability plans to Buyer, Sellers represent and warrant that all Hired Employees, or any other employees of Sellers who are in pay status under said long-term disability plan(s), or who have otherwise incurred a disability to be covered under the long-term disability plans(s), as of or prior to the Closing Date, are either insured through a third party insurance company or will be accrued for in full in the Final Net Working Capital Calculation.

                 (f) Except as set forth in Section 2.4 and this Section 7.2, Sellers shall retain sponsorship of all of Sellers' employee benefit plans and shall retain all responsibility for administration and funding of the those plans, including, but not limited to, all reporting and disclosure requirements.

                 (g) All of the Hired Employees will be permitted to enroll in all of Buyer's and Smithfield's plans applicable to the Hired Employees in accordance with the terms and conditions of such plans as in effect from time to time.

                 (h) At the Closing, Buyer and Smithfield shall waive or cause the waiver of waiting periods, pre-existing condition exclusions, and other limitations on participation otherwise applicable to any Hired Employee and their qualified dependents (who were covered by an employee benefit plan of Sellers and immediately elects to be covered by a similar employee benefit plan of Buyer or Smithfield) under or with respect to all employee benefit plans maintained by Buyer or Smithfield which cover the Hired Employee, provided the Hired Employee and qualified dependents were covered by Sellers' employee benefit plan as of the Closing and the Hired Employee immediately elects coverage, including coverage for qualified dependents, under a similar employee benefit plan of Buyer or Smithfield.

                 (i) With respect to the Hired Employees, prior employment with Sellers shall be recognized by Buyer or Smithfield for the purpose of determining vacation eligibility. All Hired Employees shall be subject to Buyer's and Smithfield's vacation policies, provided all such Hired Employees shall be given full credit for pre-Closing years of service recognized by Sellers for vacation purposes under Buyer's and

     Smithfield's policies, and all Hired Employees shall retain and be accorded by Buyer any vacation time which may have accrued on or prior to the Closing Date (to the extent accrued on the Final Net Working Capital Calculation).

                 (j) Upon the request of Buyer, Sellers will provide such payroll and other information as may be reasonably requested by Buyer to minimize employment Taxes payable by Buyer with respect to any Hired Employees.

                 (k) The parties expressly acknowledge that this Agreement is not intended to create a contract between Buyer or Sellers and any Hired Employee, and no Foods Employee or Hired Employee may rely on this Agreement as the basis for any breach of contract claim against Buyer or Sellers. Sellers shall not, in any manner, be responsible or liable for administration or the payment of any benefit due under any plans maintained by Buyer and Buyer shall not, in any manner, be responsible or liable for administration or the payment of any benefit due under the Plans or any other employment benefit plans maintained by Sellers.

                 (l) Nothing in this Agreement shall be deemed or construed to require Buyer to continue to employ any Hired Employees for any period after Closing.

                 (m) Without limiting the generality of Sellers' rights to continue to operate consistent with the Ordinary Course of Business, the parties expressly acknowledge that after the date of this Agreement Sellers may, in the Ordinary Course of Business (on terms and conditions equivalent in all material respects to the current terms and conditions, or otherwise on terms and conditions reasonably acceptable to Buyer), extend any labor contracts which might have lapsed or which would otherwise lapse or terminate prior to the Outside Date.

          7.3 Access. From and after the date of this Agreement until the Closing Date, Sellers shall, upon reasonable advance notice, afford to Buyer and its officers, directors, employees, independent public accountants, counsel, investment bankers, lenders, consultants and other agents and representatives (collectively, "Representatives"), reasonable access during normal business hours to Sellers' employees, the Transferred Assets and all records pertaining to the Business, as are necessary to allow Buyer and its Representatives to make such inspections and to interview or confer with officers, employees, agents and representatives of Sellers, as Buyer believes are necessary and appropriate with respect to the Transferred Assets or the Business. This access shall be subject to any existing confidentiality agreements and to the execution of additional confidentiality agreements reasonably required by Sellers, as well as subject to restrictions imposed upon advice of counsel respecting the provision of competitively sensitive information. Buyer shall not be entitled to (a) access to any materials containing privileged communications, (b) information about employees, disclosure of which might violate an employee's reasonable expectation of privacy, (c) bids, letters of intent, expressions of interest or other proposals received from others in connection with the Business or the Transferred Assets, or (d) information in violation of Applicable Law or that would cause a breach of any obligation by which it is bound. Buyer shall indemnify, defend and hold harmless Sellers from and against any and all losses, costs or other damages caused by the willful misconduct or negligent acts of Buyer or its Representatives in the course of such examinations and inspections (it being understood that the discovery by Buyer or its Representatives of any existing Liability shall not be covered by this indemnity).

          7.4    HSR Act.

                 (a) Buyer and Sellers each acknowledge that the applicable waiting periods under the HSR Act have expired. The parties, through their counsel, shall reasonably cooperate with each other throughout any other antitrust investigation and shall use commercially reasonable efforts to facilitate the lifting or termination of any restraining orders, injunctions or other similar actions under any Non-Competition Law. During any litigation regarding the transactions contemplated by this Agreement under Non-Competition Law, the parties, in consultation with each other, shall determine as promptly as practicable, the appropriate nature and scope of the parties' response to any inquiries or requests for information and documentary materials that may be made by the Federal Trade Commission and the U.S. Department of Justice Antitrust Division (collectively the "Agencies," and individually the "Agency") or other Governmental Authority pursuant to the HSR Act or any other Non-Competition Law and, if applicable, the parties shall submit their response in a reasonably timely manner.

          The parties acknowledge that for purposes of this Section 7.4, "reasonably cooperate" shall mean (i) as promptly as practicable, informing the other party of all written communications received from or submitted to any Agency or other Governmental Authority of which such party has Knowledge, (ii) consulting with the other party regarding and providing for the other party's review all written communications to any Agency or other Governmental Authority, (iii) notifying the other party of any scheduled meeting or conference with any Agency or other Governmental Authority of which such party has sufficient advance notice and consulting with the other party prior to such scheduled meeting or conference and (iv) informing the other party of all unscheduled meetings or conferences with any Agency or other Governmental Authority as promptly as practicable following such meeting or conference. The parties acknowledge and agree that for the purposes of this Section 7.4, the term "Knowledge" as it applies to Sellers, shall not include the knowledge of Sellers' plant managers, but only the Knowledge of the individuals expressly named in the definition of "Knowledge" in this Agreement.

          The parties further acknowledge that the parties' covenant to reasonably cooperate with each other shall not require Sellers to take any action which would have the effect of impeding in any manner the actions of other Persons submitting or contemplating the submittal of a competing bid for all or any part of the Transferred Assets or the formulation or consummation of a possible Alternative Transaction. Accordingly, neither Buyer nor its counsel shall have the right to receive notice with respect to or participate in any meetings with any Agency or other Governmental Authority which pertains to such competing bids or Alternative Transactions, or to review any communications received from or to be submitted to any Agency or other Governmental Authority regarding such bids or transactions. Similarly, Sellers shall not be obligated to inform Buyer of communications from any Agency or other Governmental Authority regarding competing bids or Alternative Transactions or notify

     Buyer of any scheduled or unscheduled meetings or conferences with any Agency or other Governmental Authority pertaining to same.

                 (b) Subject to the terms and conditions of this Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Non-Competition Law, Buyer and Sellers shall reasonably cooperate with each other to contest and resist any such action or proceeding and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Nothing in this Section 7.4, however, shall limit a party's rights to terminate this Agreement pursuant to Sections 13.1(g) or 13.1(h) of this Agreement.

                 (c) If any objections are asserted with respect to the transactions contemplated hereby under any Non-Competition Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Non-Competition Law, Buyer and Sellers shall reasonably cooperate in responding to such objections or challenges so as to permit consummation of the transactions contemplated by this Agreement.

                 (d) Nothing in this Section 7.4 shall require any of Buyer, Sellers or their respective Affiliates to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Buyer, Sellers and their respective Affiliates or conduct of their business in a specified manner, as a condition to obtaining any approval from a Governmental Authority under any Non-Competition Law or any other Person or for any other reason.

          7.5 Permits and Consents. Sellers shall use reasonable efforts to obtain all consents, if any, of any person not a party to this Agreement which are required to transfer any of the Transferred Assets to Buyer (collectively, the "Required Consents") and cooperate with Buyer to obtain all permits, if any, necessary to transfer the Transferred Assets to Buyer (collectively, the "Permits"); provided, however, that Sellers shall not be required to expend any funds in connection with the foregoing. Buyer shall diligently seek and obtain all Permits, if any, and shall cooperate with Sellers to obtain all Required Consents necessary to transfer the Transferred Assets to Buyer. Notwithstanding the foregoing or any provision hereof to the contrary, nothing herein shall be construed to require the consent of any party to a Contract or Lease to its assignment to Buyer if assignment without such consent is permissible under
Section 365 of the Bankruptcy Code.

          7.6 Title Commitments and Buyer's Surveys. Buyer acknowledges access to the Title Information, the Surveys, and the Leases. Buyer may, at Buyer's option and expense, obtain from a title company or companies acceptable to Buyer (collectively, the "Title Company"), commitments for title insurance covering the Real Estate included as part of the

Transferred Assets in form and substance satisfactory to Buyer (collectively the "Title Commitments"). Buyer may also, at Buyer's option and expense, cause to be prepared current boundary surveys (collectively, the "Buyer's Surveys") of such Real Estate prepared by a registered public surveyor. Notwithstanding the foregoing, obtaining the Title Commitments and the Buyer's Surveys shall not delay the Closing and Sellers shall have no obligation to cure defects in title or other matters disclosed by the Title Commitments or the Buyer's Surveys, it being understood that any such defect or other matter shall be evaluated in the context of Sections 9.1 and 9.7 of this Agreement.

          7.7 Sales and Transfer Taxes. Sellers shall be responsible for and agree to pay when due all sales, use, recording and transfer Taxes arising out of the transfer of the Transferred Assets by Sellers and the other transactions contemplated herein, specifically including, without limitation, all sales and transfer Taxes with respect to any real or personal property (including vehicles) to be transferred to Buyer hereunder.

          7.8 Affiliate Rights. Buyer may not through any Affiliate take any action or exercise any rights in connection with the purchase of the Transferred Assets which Buyer would otherwise be prohibited from taking or exercising directly.

          7.9 Conduct of the Business Pending the Closing. Except as otherwise contemplated by this Agreement (including the information on the exhibits and schedules attached hereto), except with the prior written consent of Buyer, and except for any actions or omissions that would not be expected to have a Material Adverse Effect, during the period from the date hereof to and through the Closing Date, Sellers shall, subject to the limitations imposed on Sellers as a result of having filed the Bankruptcy Cases, conduct the Business in all material respects in the Ordinary Course of Business and in compliance with Applicable Law, and preserve in all material respects the present business operations, organization and goodwill of the Business; and without limiting the generality of the foregoing, from the date hereof until the Closing Date, subject to the foregoing exceptions, Sellers shall not (a) change any method of accounting or accounting practice used by them, except for any change required by generally accepted accounting principles, (b) establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any employee benefit plan or otherwise increase the compensation payable to any Foods Employee, except in the Ordinary Course of Business or otherwise in accordance with existing plans and agreements consistent with past practice, or establish, adopt or enter into any collective bargaining agreement, (c) obtain any rulings or make any elections with respect to Taxes, or enter into any agreements with any taxing authority in the event the same could materially and adversely impact the Business, (d) merge or consolidate with any other Person or acquire a material amount of assets of any other Person, (e) except in the Ordinary Course of Business, lease, license or otherwise surrender, relinquish, encumber, or dispose of any Transferred Assets other than the disposition of obsolete or damaged immaterial Transferred Assets, (f) fail to maintain Inventory to and including the Closing Date of a quality usable and salable in the Ordinary Course of Business (which takes into account normal levels of damaged, short dated, obsolete or outdated goods or supplies), and in quantities in accordance with the Ordinary Course of Business and adjusted for seasonality,
(g) create accounts receivable to be included among the Transferred Assets other than those arising from bona fide transactions in the Ordinary Course of Business, or (h) establish accounts payable to be included among the Assumed Liabilities other than those arising from bona fide transactions in the Ordinary Course of Business. For the avoidance of doubt, the foregoing shall not require
Sellers to make any payments, incur any costs, or enter into or amend any contractual arrangements, agreements or understandings, unless such payment, incurrence or other action is required by Applicable Law, by contractual obligation with such third parties or to operate in the Ordinary Course of Business.

          7.10 Public Announcements. Prior to the Closing Date, none of Sellers, Buyer, or any of their respective Affiliates or Representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, unless such disclosure is required by Applicable Law, an Order of the Bankruptcy Court or by obligations pursuant to any agreement with any national securities exchange; provided, that the party intending to make such release shall give the other parties prior notice and shall use its commercially reasonable efforts consistent with such Applicable Law, Order or obligation to consult with the other parties with respect to the text thereof.

          7.11 Releases of Guarantees. Industries and certain of its Affiliates are guarantors with respect to certain obligations of Foods, as set forth on the Disclosure Schedule, Section 7.11 (the "Guaranteed Indebtedness"). Prior to the Closing, Buyer shall use commercially reasonable efforts including, without limitation, Buyer and Smithfield offering to substitute Smithfield guarantees, to cause Industries or its Affiliates, as applicable, to be replaced by Buyer or any Affiliate of Buyer, as guarantor or other applicable status with respect to all of the Guaranteed Indebtedness.

          7.12 Audited Financial Statements. At Buyer's request and at Buyer's expense, Sellers shall authorize KPMG LLP to prepare and deliver to Buyer promptly following the Closing Date, audited financial statements of the Business as of and for the periods required by Regulation S-X promulgated under the Securities Act of 1933, as amended. Sellers shall cooperate in a manner consistent with their past practice in the preparation of such financial statements.

          7.13 Books and Records; Personnel. Except in the ordinary course of business of such party regarding its own general records or in compliance with such party's record retention policies, until the sooner to occur of (a) five
(5) years after the Closing Date or (b) the expiration or termination of the Capital Improvements Agreement, Buyer and Sellers will maintain all books and records, including electronic and computerized records that relate to the pre-Closing business, operations, assets and properties related to the Business, and shall give each other party full and complete access during regular business hours to all such books, records, and personnel to the extent reasonably required to enable such other party to satisfy its respective obligations hereunder or under Applicable Law. In addition to the foregoing, neither Sellers nor Buyer shall, without ninety (90) days prior written notification (a "Destruction Notice") to the other, destroy any pre-Closing books and records, including electronic and computerized records, related to the Business, unless such destruction is to occur in the ordinary course of business of the party destroying such books and records, or in compliance with such party's general record retention policies. Notwithstanding any of the foregoing provisions of this Section 7.13, neither party shall destroy any documents that remain relevant to taxes or Tax Returns that are the responsibility of the other party for which the statute of limitations has not expired without prior giving of a Destruction Notice to the other party. Following receipt of a Destruction Notice, if Sellers or Buyer, as applicable, advises the other party in writing within such ninety (90) day period, the applicable party will promptly deliver the applicable books and records to the other.

SECTION 8.       TAX MATTERS.
                 ------------

          8.1 Sales and Transfer Taxes. Sellers shall be responsible for and agree to pay when due all sales, use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees (collectively, "Transfer Taxes") arising out of the transfer of the Transferred Assets by Sellers and the other transactions contemplated herein, specifically including, without limitation, all sales, recording and transfer Taxes with respect to any real property or vehicles to be transferred to Buyer hereunder. Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, if any, provided that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under Applicable Law. Buyer's or Sellers' preparation of any such Tax Returns shall be subject to Sellers' approval or Buyer's approval, respectively, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall reasonably cooperate with Sellers in procuring any available exemptions from any Transfer Taxes and shall reasonably cooperate in procuring any documentation that may be necessary to establish any such exemption.

          8.2 Cooperation on Tax Matters. After the Closing, Sellers will cooperate with Buyer, and Buyer will cooperate with Sellers, to the extent necessary in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests and will provide the cooperation of its employees and auditors. Sellers will reasonably cooperate with Buyer and Buyer will reasonably cooperate with Sellers in connection with any Tax investigation, audit or other proceeding. The Tax Returns shall be prepared in accordance with all Applicable Law and previous reporting methodologies utilized by Sellers.

          8.3 Tax Clearance Certificates. Prior to the Closing, Sellers shall use their commercially reasonable efforts to obtain Tax clearance certificates or other documents which may be required by a taxing authority in order to relieve Buyer of any obligation to withhold any portion of the payments to Sellers pursuant to this Agreement.

          8.4 IRS Form 8594. Sellers shall timely file IRS Form 8594 (including any amendments thereto) with the Internal Revenue Service with their federal income Tax Return for the tax period which includes the Closing Date (or as may otherwise be required by law) in a form reasonably acceptable to Buyer.

SECTION 9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.
                 --------------------------------------------

          The obligations of Buyer at the Closing hereunder are subject, at Buyer's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below, although notwithstanding the failure of any one or more of such conditions (other than the approval of the Bankruptcy Court), Buyer may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, however, that if any of the conditions set forth in Sections 9.1, 9.2, 9.4, 9.6 or 9.7 of this Agreement shall not have been satisfied (or waived by Buyer) as of the Closing Date, before Buyer may terminate this Agreement under
Section 13.1, Buyer shall first notify Sellers in writing of such failure of satisfaction of such condition(s) and Buyer shall afford Sellers the opportunity to cure, remedy or otherwise satisfy such condition(s), in which event Sellers may elect to extend the Closing Date for a period designated by Sellers by notice to Buyer upon receipt of Buyer's notice (but in no event shall the Closing Date be extended beyond the Outside Date). To the extent that as of the Closing Date Buyer has Knowledge of the failure of any of such conditions or the breach by Sellers of any of the representations or warranties contained in this Agreement and nevertheless proceeds with Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Sellers by reason of the failure of any such condition or the breach of any such representation or warranty.

          9.1 Representations and Warranties True. The representations and warranties made by Sellers in this Agreement that are qualified by the term "Material Adverse Effect," the word "material" or phrases of like import shall be true and correct in all respects on and as of the Closing Date, and the representations and warranties made by Sellers that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for representations and warranties that relate to a specific date).

          9.2 Compliance with Agreement. Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by Sellers prior to or on the Closing Date.

          9.3 Bankruptcy Court Approval. This Agreement and the transactions contemplated hereby, including, without limitation, the assumption and assignment of the Executory Contracts, shall have been approved by the Bankruptcy Court as provided in Section 7.1, and the Approval Order shall have been entered by the Bankruptcy Court.

          9.4 Status of Title and Survey. The Title Commitments and the Buyer's Surveys shall not disclose any Encumbrances affecting the Real Estate other than (i) those disclosed in the Title Information or the Surveys; (ii) those to be released by the Approval Order; and (iii) those that were not disclosed in the Title Information or the Surveys that will not have a Material Adverse Effect.

          9.5 Non-Competition Law. If premerger notifications are required under the HSR Act, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated. In addition, if any foreign competition law filings are required in connection with the transactions described in this Agreement, all foreign approvals required for closing shall have been received. No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, or enjoins the consummation of the transactions contemplated by this Agreement, that has not been withdrawn or terminated, in each case arising under any Non-Competition Law.

          9.6 No Order. No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction, other than any of the same constituting or arising under a Non-Competition Law, shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated.

          9.7 No Material Adverse Effect. Since the date of the Original Agreement, no Material Adverse Effect (including, but not limited to, a Material Adverse Effect occurring as a consequence of the applicability to the Transferred Assets of a change in Environmental Laws after the date of this Agreement) shall have occurred and be continuing on and as of the Closing Date.

SECTION 10.      CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.
                 ---------------------------------------------

          The obligations of Sellers at the Closing hereunder are subject, at Sellers' election, to the satisfaction on or prior to the Closing Date of the conditions set forth below, although notwithstanding the failure of any one or more of such conditions, Sellers may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, however, that if any of the conditions set forth in Sections 10.1, 10.2, or 10.5 of this Agreement shall not have been satisfied (or waived by Sellers) as of the Closing Date, before Sellers may terminate this Agreement under Section 13.1, Sellers shall first notify Buyer in writing of such failure of satisfaction of such condition(s) and Sellers shall afford Buyer the opportunity to cure, remedy or otherwise satisfy such condition(s), in which event Buyer may elect to extend the Closing Date for a period designated by Buyer by notice to Sellers upon receipt of Sellers' notice (but in no event shall the Closing Date be extended beyond the Outside Date). To the extent that as of the Closing Date Sellers have Knowledge of the failure of any of such conditions or the breach by Buyer of any of the representations or warranties contained in this Agreement and nevertheless proceed with Closing, Sellers shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of failure of any condition or the breach of any such representation or warranty.

          10.1 Representations and Warranties True. The representations and warranties made by Buyer and Smithfield in this Agreement that are qualified by the term "Material Adverse Effect," the word "material" or phrases of like import shall be true and correct in all respects on and as of the Closing Date, and the representations and warranties made by Buyer and Smithfield that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for representations and warranties that relate to a specific date).

          10.2 Compliance with Agreement. Buyer and Smithfield shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

          10.3 Non-Competition Law. If premerger notifications are required under the HSR Act, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated. In addition, if any foreign competition law filings are required in connection with the transactions described in this Agreement, all foreign approvals required for closing shall have been received. No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, or enjoins the consummation of the transactions contemplated by this Agreement, that has not been withdrawn or terminated, in each case arising under any Non-Competition Law.

          10.4 Bankruptcy Court Approval. This Agreement and the transactions contemplated hereby, including, without limitation, the assumption and assignment of the Executory Contracts, shall have been approved by the Bankruptcy Court as provided in Section 7.1, and the Approval Order shall have been entered by the Bankruptcy Court.

          10.5 No Order. No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction, other than any of the same constituting or arising under a Non-Competition Law, shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated.

SECTION 11.      RELEASE AND INDEMNITY.
                 ----------------------

          Effective as of the Closing, Buyer and Smithfield hereby release Sellers and their respective Affiliates, direct and indirect, shareholders, directors and officers, employees, agents and Representatives (collectively, the "Seller Released Parties") from any and all liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys' fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time (collectively, "Claims"), that Buyer, Smithfield and their respective Affiliates and all such Persons' respective successors or assigns, have or may have against any of the Seller Released Parties (including, but not limited to, Environmental Liabilities), other than Sellers' Liabilities under
Section 2.2 (with respect to the payment of disputed Cure Amounts), Section 3.4 (with respect to the post-Closing adjustments associated with the Final Net Working Capital Calculation), Section 4.2 (with respect to the Transition Services Agreement), Section 4.4 (with respect to the Capital Improvements Agreement), or those other provisions of this Agreement which expressly survive the Closing pursuant to Section 12 of this Agreement. At Closing, Buyer and Smithfield further hereby agree to indemnify, hold harmless and defend the Seller Released Parties from any and all Environmental Liabilities.

          Effective as of the Closing, Sellers hereby release Buyer and Smithfield and their respective Affiliates, direct and indirect, shareholders, directors and officers, employees, agents and Representatives (collectively, the "Buyer Released Parties") from any and all Claims that Sellers and their respective Affiliates and all such Persons' respective successors or assigns, have or may have against any of the Buyer Released Parties, other than Liabilities under this Agreement and Liabilities under the assumptions, indemnities and other documents and instruments delivered at or in connection with the Closing by Buyer, Smithfield, or any of the other Buyer Released Parties pursuant to Sections 2.2, 2.4, 3.4, 4.2, 4.4, or those other provisions of this Agreement which expressly survive the Closing pursuant to Section 12 of this Agreement, and other than rights against Smithfield and its Affiliates associated with the settlement of unemployment tax liabilities relating to the sale of property in Dubuque, Iowa.

SECTION 12.      SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND
                 ------------------------------------------------------
                 WARRANTIES.
                 -----------

          The covenants, representations and warranties contained in this Agreement shall not survive the Closing; provided, however, that the provisions of Sections 11 and 12 and all of the covenants, agreements and obligations contained in Sections 2.2, 2.4, 3.2, 3.4, 4.4, 7.2, 7.7, 7.8, 7.12, 7.13, 8 and
14 shall survive the Closing indefinitely.

SECTION 13.      TERMINATION, BREAK-UP FEE AND REMEDIES.
                 ---------------------------------------

          13.1 Termination and Abandonment. This Agreement may be terminated and abandoned on or prior to the Closing Date as follows: (a) by Buyer if a material breach of any provision of this Agreement has been committed by Sellers and such breach has not been waived by Buyer or cured by Sellers (Buyer agreeing to first notify Sellers in writing of such breach and to afford Sellers the opportunity to cure such breach for a period designated by Sellers by notice to Buyer upon receipt of Buyer's notice, in which event Buyer may not terminate this Agreement by reason of such breach unless Sellers shall have failed to cure the same by the end of such period so designated by Sellers; provided, however, that in no event shall the cure period so designated by Sellers extend beyond the Outside Date); (b) by Sellers if a material breach of any provision of this Agreement has been committed by Buyer or Smithfield and such breach has not been waived by Sellers or cured by Buyer or Smithfield (Sellers agreeing to first notify Buyer in writing of such breach and to afford Buyer or Smithfield the opportunity to cure such breach for a period designated by Buyer by notice to Sellers upon receipt of Sellers' notice, in which event Sellers may not terminate this Agreement by reason of such breach unless Buyer or Smithfield shall have failed to cure the same by the end of such period so designated by Buyer; provided, however, that in no event shall the cure period so designated by Buyer extend beyond the Outside Date); (c) by Buyer if any condition in Sections 9.1, 9.2, 9.3, 9.4, 9.6 or 9.7 has not been satisfied as of the Closing Date (subject, however, to Sellers' option to extend set forth in Section 9 with respect to Sections 9.1, 9.2, 9.4, 9.6 or 9.7) or if the satisfaction of such a condition by the Closing is or becomes impossible (other than through the failure of Buyer or Smithfield to comply with their obligations under this Agreement), and Buyer has not waived such condition on or before such date; (d) by Sellers if any condition in Sections 10.1, 10.2, 10.4, or 10.5 has not been satisfied as of the Closing Date (subject, however, to Buyer's option to extend set forth in Section 10 with respect to Sections 10.1, 10.2 or 10.5) or if the satisfaction of such a condition by the Closing Date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition on or before such date; (e) by mutual written consent of the parties hereto; (f) by either Buyer or Sellers, upon the consummation of an Alternative Transaction; (g) by Sellers if the condition in Section 10.3 has not been satisfied by the Outside Date; (h) by Buyer if the condition in Section 9.5 has not been satisfied by the Outside Date; or (i) by Sellers or Buyer if the Approval Order shall not have been entered by the

Bankruptcy Court by the third (3/rd/) Business Day prior to the Outside Date. In the event of termination by any party as provided above, written notice shall promptly be given to the other party and each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby. If validly terminated pursuant to this Section 13.1, this Agreement shall become wholly void and of no further force and effect without liability to Buyer, Smithfield, Foods, Industries or any of their respective Affiliates or Representatives, except that the obligations of Buyer under the confidentiality agreement delivered by Buyer and the obligations of the parties under the Deposit Escrow Agreement, this Section 13.1 and Sections 3.1, 7.10, 13.2, 13.3, 13.4, 13.5 and 14 of this Agreement shall remain in full force and effect. Within ten (10) days of the effectiveness of any such termination and, if applicable, the payment of the Break-up Fee or the applicable portion thereof, Buyer shall deliver to Sellers copies of each of the Title Commitments and Buyer's Surveys. Subject to the provisions of Section 13.4 and 13.5, Sellers shall instruct the Escrow Agent to release the Deposit to the Buyer upon the termination of this Agreement.

          13.2 Break-up Fee. In the event this Agreement is terminated pursuant to Section 13.1(a) or Section 13.1(f), Sellers agree to pay to Buyer the Break-up Fee on the date of consummation of such Alternative Transaction or on the date of termination of this Agreement solely by reason of a material breach of this Agreement by Sellers, as the case may be; provided, however, the Break-up Fee shall not be due and payable if there shall have occurred and shall then be continuing a material breach by Buyer or Smithfield of any of their covenants, agreements, representations, warranties or other obligations contained in this Agreement, and provided further, however, that only the amount of $3,000,000 of the Break-up Fee shall be due and payable to Buyer upon termination pursuant to Section 13.1(a) of this Agreement in the event of the material breach of the representations and warranties of Sellers under this Agreement (as contrasted with other material breaches). If this Agreement is terminated under Section 13.1(f), and the Alternative Transaction that caused the termination is a transaction in which Smithfield or an Affiliate thereof obtains an interest in the Transferred Assets, only a portion of the Break-up Fee shall be payable hereunder, which portion shall equal the product of the Break-up Fee times a fraction (a) the numerator of which is the value of the Transferred Assets in which Smithfield or an Affiliate thereof does not obtain an interest, and (b) the denominator of which is the total value of the Transferred Assets as determined pursuant to the order entered by the Bankruptcy Court in connection with the "Auction" (as such term is defined in the Bid Procedures Attachment) and the order(s) entered by the Bankruptcy Court approving such Alternative Transaction.

          13.3   BUYER'S REMEDIES. UNDER THE CIRCUMSTANCES SET FORTH IN SECTION
13.2 OF THIS AGREEMENT, IN CONNECTION WITH A TERMINATION OF THIS AGREEMENT BUYER MAY BE ENTITLED TO THE BREAK-UP FEE OR A PORTION OF THE BREAK-UP FEE AS LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGING THAT ACTUAL DAMAGES WILL BE DIFFICULT TO ASCERTAIN. IF THE BUYER SHALL BE ENTITLED TO RECEIPT OF THE BREAK-UP FEE OR A PORTION OF THE BREAK-UP FEE UNDER THE EXPRESS TERMS OF THIS AGREEMENT, BUYER AND SELLERS AGREE THAT NEITHER BUYER NOR SMITHFIELD MAY SEEK ANY REMEDIES OTHER THAN COLLECTION OF THE BREAK-UP FEE OR SUCH PORTION OF THE BREAK-UP FEE, AND NEITHER BUYER NOR SMITHFIELD MAY CLAIM ANY ADDITIONAL DAMAGES AS A RESULT OF

SUCH TERMINATION, BUT OTHERWISE BUYER AND SMITHFIELD HEREBY WAIVE ANY RIGHT TO SEEK ANY OTHER REMEDY OR TO SEEK ANY ADDITIONAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES, BY REASON OF ANY DEFAULT BY SELLERS OR TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.1(a) OR IF THE CLOSING DOES NOT OCCUR DUE TO ANY FAILURE OF SELLERS TO CLOSE OR ANY MATERIAL BREACH BY SELLERS OF THEIR OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND SMITHFIELD MAY PURSUE THE REMEDY OF SPECIFIC PERFORMANCE WITH RESPECT TO SALE OF THE TRANSFERRED ASSETS AND OTHERWISE WITH RESPECT TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN.

          13.4 SELLERS' REMEDIES. IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.1(b) OR IF THE CLOSING DOES NOT OCCUR DUE TO ANY FAILURE OF BUYER TO CLOSE IN MATERIAL BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THEN BUYER AND SELLERS AGREE THAT THE DEPOSIT SHALL BE FORFEITED TO SELLERS AS LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGING THAT ACTUAL DAMAGES WILL BE DIFFICULT TO ASCERTAIN (PROVIDED, HOWEVER, THE DEPOSIT SHALL NOT BE FORFEITED IF THERE SHALL HAVE OCCURRED AND SHALL THEN BE CONTINUING A MATERIAL BREACH BY SELLERS OF ANY OF THEIR COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES OR OTHER OBLIGATIONS CONTAINED IN THIS AGREEMENT). IF THE SELLERS SHALL BE ENTITLED TO RECEIPT OF THE DEPOSIT UNDER THE EXPRESS TERMS OF THIS AGREEMENT, BUYER AND SELLERS AGREE THAT SELLERS MAY NOT SEEK ANY REMEDIES OTHER THAN COLLECTION OF THE DEPOSIT AND SELLERS MAY NOT CLAIM ANY ADDITIONAL DAMAGES AS A RESULT OF SUCH TERMINATION, BUT OTHERWISE SELLERS HEREBY WAIVE ANY RIGHT TO SEEK ANY OTHER REMEDY OR TO SEEK ANY ADDITIONAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES BY REASON OF ANY DEFAULT BY BUYER OR TERMINATION OF THIS AGREEMENT.

          13.5 Release of HSR Deposit. Buyer assumes the risk of and responsibility for compliance of the transactions under this Agreement with the HSR Act and applicable Non-Competition Law. If Buyer terminates this Agreement pursuant to Section 13.1(h) or if Sellers terminate this Agreement pursuant to
Section 13.1(g), then notwithstanding anything contained in this Agreement to the contrary, Buyer shall forfeit the HSR Deposit to Sellers and the HSR Deposit shall be released and paid over to Sellers. Upon any such termination, if Buyer is, as of the date of termination, otherwise in compliance with its obligations, covenants, agreements, representations and warranties under this Agreement, then Buyer shall be entitled to receive a refund of the balance of the Deposit, less the HSR Deposit, in accordance with the Deposit Escrow Agreement. Sellers and Buyer acknowledge and agree, in any event, that no failure by Sellers to "reasonably cooperate" with Buyer in accordance with the provisions of Section
7.4 shall be the basis for termination of this Agreement pursuant to Section 13.1(a) of this Agreement unless Buyer shall, with reasonable promptness upon obtaining knowledge thereof, have first provided written notice to Sellers specifying the action or failure to act of Sellers which is the basis for Buyer's claim of material breach by Sellers and Buyer shall have afforded to Sellers reasonable opportunity to cure such claim of material breach; in addition, any such material breach or claim of material breach by Sellers as to which Buyer shall have afforded Sellers notice and a reasonable opportunity to cure as described above shall not be the basis for any relief of Buyer from its obligations under this Section 13.5 of this Agreement unless such material breach or claim of material breach directly and proximately caused the failure or nonsatisfaction of the condition in Section 9.5 of this Agreement.

SECTION 14.      MISCELLANEOUS.
                 --------------

          14.1 Expenses. Except as otherwise expressly set forth in this Agreement to the contrary, each of the parties hereto agrees to be responsible for its own costs, without right of reimbursement from the other, incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

          14.2 Further Assurances. Each party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the party making the request may reasonably require to effectuate the intentions of the parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Transferred Assets, to reserve the Excluded Assets in favor of Sellers, and otherwise to consummate the transactions hereunder.

          14.3 Inform of Litigation. During the period from the date of this Agreement to the Closing Date, each party will promptly inform the other party in writing of any litigation commenced against such party in respect of the transactions contemplated by this Agreement.

          14.4 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null and void and without legal effect; provided, however, that Sellers shall not withhold their consent to an assignment by Buyer of its rights under this Agreement to an Affiliate of Buyer, provided that (a) the assignee shall assume in writing (in form reasonably satisfactory to Sellers), jointly and severally with Buyer, all obligations of Buyer under this Agreement, (b) the assignment shall not require any third party approvals or filing of notices and shall not otherwise delay the consummation of the transactions contemplated herein, (c) the assignment shall not relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations and (d) Smithfield shall reaffirm in writing (in form reasonably satisfactory to Sellers) its guarantee of the obligations of Buyer and such assignee hereunder.

          14.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

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

          14.6 Amendment and Modification. Buyer and Sellers may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

          14.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and deemed to be duly given, (a) when delivered by hand, with a record of receipt, (b) the fourth day after mailing, if mailed by certified or registered mail, return receipt requested with postage prepaid, (c) the day delivered by a nationally recognized overnight courier, with a record of receipt, or (d) the day of transmission, with confirmation of receipt, if delivered by facsimile or telecopy during regular business hours (which regular business hours shall be 9:00 am - 5:00 pm, Monday through Friday excluding office holidays, at the office where received), or the day after transmission, with confirmation of receipt, if delivered by facsimile or telecopy after regular business hours, to the parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a party may have specified by the notice given to the other party pursuant to this provision):

          If to Sellers:

          Farmland Foods, Inc.
          12200 North Ambassador Drive
          Kansas City, Missouri 64153
          Attention: Robert Schuller, General Counsel
          Fax: (816) 713-6397

          and

          Farmland Industries, Inc.
          12200 North Ambassador Drive
          Kansas City, Missouri 64153
          Attention: Robert Schuller, General Counsel
          Fax: (816) 713-6397

          with a copy to (which shall not constitute notice):

          Bryan Cave LLP
          1200 Main Street
          Suite 3500
          Kansas City, Missouri 64105
          Attention: Robert Thompson
          Fax: (816) 374-3300

          and with a copy to (which shall not constitute notice):

          Bryan Cave LLP
          211 N. Broadway
          Suite 3600
          St. Louis, Missouri 63102
          Attention: George E. Murray
                 and

                 Harold R. Burroughs
          Fax: (314) 259-2020

          If to Buyer:

          KC Acquisition, Inc.
          c/o Smithfield Foods, Inc.
          499 Park Avenue
          5th Floor
          New York, New York 10022
          Attention: Richard J.M. Poulson, Executive Vice President, Senior
                 Advisor to the Chairman and General Counsel
          Fax: (212) 758-8421

          with a copy to (which shall not constitute notice):

          Hunton & Williams LLP
          Riverfront Plaza, East Tower
          951 E. Byrd Street
          Richmond, Virginia 23219
          Attention: Gary E. Thompson
          Fax: (804) 788-8218

or to such other addresses as either party may provide to the other in writing.

          14.8 Entire Agreement. Except for any confidentiality agreements between the parties (which shall survive the execution and delivery of this Agreement), this Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

          14.9 Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns. In the event that a Chapter 11 trustee should be appointed for Sellers, or in the event that Sellers' Chapter 11 case should be converted to a case under Chapter 7, the obligations of Sellers hereunder shall be binding upon such trustee or successor Chapter 7 estate.

          14.10 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

          14.11 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

          14.12 Schedules. All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference, and any matter disclosed in

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

any portion of a schedule shall be deemed fully disclosed to Buyer. The exhibits and schedules refer to this Agreement sometimes as the "Agreement," sometimes as the "Asset Purchase Agreement," and sometimes as the "Asset Purchase and Sale Agreement;" and all of such references shall be understood to refer to this Agreement and the provisions of this Agreement.

          14.13 Jurisdiction. During the Bankruptcy Cases, any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the Bankruptcy Court. The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such court. Subsequent to the Bankruptcy Cases, any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the United States District Court for the Western District of Missouri, or if that court lacks jurisdiction over the subject matter, in a state court of competent subject matter jurisdiction sitting in Platte County, Missouri. The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts, as applicable. The parties further agree that venue shall be in Western District of Missouri. The parties hereto irrevocably waive any objection to such personal jurisdiction or venue, including, but not limited to, the objection that any suit, action or proceeding brought in Western District of Missouri, has been brought in an inconvenient forum.

          14.14 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

          14.15 Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Except as expressly stated herein, there are no third party beneficiaries to this Agreement.

                            [Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        FARMLAND FOODS, INC.
                                        Debtor in Possession


                                        By: /s/ Robert B. Terry
                                           -------------------------------------
                                        Name:    Robert B. Terry
                                        Title:   Chairman, Board of Directors


                                        FARMLAND INDUSTRIES, INC.
                                        Debtor in Possession


                                        By: /s/ Robert B. Terry
                                           -------------------------------------
                                        Name:    Robert B. Terry
                                        Title:   President and CEO


                                        KC ACQUISITION, INC.


                                        By: /s/ Michael H. Cole
                                           -------------------------------------
                                        Name:    Michael H. Cole
                                        Title:   Vice President


                              JOINDER AND GUARANTEE
                              ---------------------

          Smithfield Foods, Inc., a Virginia corporation, for value received and to induce Sellers to enter into the foregoing Agreement, which Agreement is hereby incorporated by reference into this Joinder and Guarantee (the "Guarantee"), (a) joins with Buyer, jointly and severally, (i) in the acknowledgments set forth in Section 2.1 of this Agreement, (ii) in the indemnities, warranties, covenants and agreements set forth in Section 2.2,
Section 2.4, Section 3.4, Section 4.4 and Section 7.2 of the Agreement, (iii) in the representations, warranties and indemnities set forth in Section 6 of the Agreement, (iv) in the releases and indemnities set forth in Section 11 of the Agreement, and (v) in the waivers set forth in Section 13.3 of the Agreement,
(b) agrees to join in and guarantee the escrow agreements delivered by Buyer under the Agreement and the assumptions, indemnities and other documents and instruments delivered at or in connection with the Closing by Buyer under the Agreement, and (c) unconditionally guarantees to Sellers the full and faithful payment when due and performance when owed of each and every undertaking of Buyer hereunder and in all documents to be delivered by Buyer to Sellers at Closing including, without limiting the generality of the foregoing, all covenants and agreements of Buyer in the Agreement, all representations, warranties and indemnities of Buyer under the Agreement (including, but not limited to, the representations, warranties and indemnities under Section 6 of the Agreement), all releases and indemnities by Buyer set forth in the Agreement (including, but not limited to, the releases and indemnities under Section 11 of the Agreement), and all other obligations, indebtedness and liabilities of Buyer under the Agreement and under all of the assumptions, indemnities, and other documents and instruments to be delivered by Buyer to Sellers or either Seller at Closing. This Guarantee shall be a continuing and unlimited guarantee of such obligations, indebtedness and liabilities of Buyer hereunder, whether direct or indirect, liquidated or unliquidated, absolute or contingent, joint or several, now existing or hereafter arising, due or to become due. Smithfield Foods, Inc. hereby waives notice of acceptance of this Guarantee, and notice of extension, renewal or release of any obligation, indebtedness or liability of Buyer hereunder. If Buyer defaults under or otherwise fails to pay or perform any of its obligations, indebtedness or liabilities under the Agreement, Sellers or either Seller may proceed directly against Smithfield Foods, Inc., or against Buyer, or against both Smithfield Foods, Inc. and Buyer in the same lawsuit, and Smithfield Foods, Inc. waives any claim to the contrary. Smithfield Foods, Inc. consents to the jurisdiction and venue provisions set forth in Section 14.13 of the Agreement with respect to enforcement of this Guarantee, and agrees that this Guarantee shall be unimpaired by any release of Buyer, or by any bankruptcy, reorganization or insolvency of Buyer. This Guarantee and the representations, warranties, indemnities, releases, covenants, agreements and obligations of Smithfield Foods, Inc. hereunder shall survive the Closing under or termination of the Agreement. This Guarantee shall inure to the benefit of Sellers and their respective successors and assigns.


                                        SMITHFIELD FOODS, INC.


                                        By: /s/ C. Larry Pope
                                           -------------------------------------
                                        Name:    C. Larry Pope
                                        Title:   President and Chief Operating
                                                 Officer

                                    Exhibits
                                    --------

A         Transferred Assets

B         Assumed Liabilities

C         Excluded Assets

D         Deposit Escrow Agreement

E         Working Capital Escrow Agreement

F         Net Working Capital

G         Form of Assignment and Assumption

H         Form of Transition Services Agreement

I         Form of Indemnity regarding Rejected Contracts

J         Form of Capital Improvements Agreement

K         Bid Procedures Attachment

L         Bidding Procedures Order

                                    Schedules
                                    ---------

5.0       Disclosure Schedules